Exhibit 10.17

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CIM URBAN PARTNERS, L.P.

		Page

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.01.	Definitions	1

1.02.	Rules of Construction	15

ARTICLE II

FORMATION

2.01.	Formation	15

2.02.	Name	15

2.03.	Mailing Address and Place of Business	15

2.04.	Registered Office	16

2.05.	Term	16

2.06.	Withdrawal of Original Limited Partner	16

ARTICLE III

PURPOSE AND BUSINESS

3.01.	Business	16

3.02.	Authorized Activities	17

3.03.	Prohibited Activities	19

3.04.	Title to Fund Property	20

3.05.	Investment Policies	20

i

(continued)

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ARTICLE IV

THE FUND INTERESTS AND CAPITAL

4.01.	General Partner	20

4.02.	Limited Partners	20

4.03.	Capital Contributions	21

4.04.	Intentionally Omitted	21

4.05.	Interest	21

4.06.	Capital Account	22

4.07.	Withdrawal of Capital Contributions	22

4.08.	Restoration of Negative Capital Accounts	22

4.09.	Subsequent Closings	22

ARTICLE V

ALLOCATIONS OF PROFITS AND LOSSES AND DISTRIBUTIONS TO PARTNERS

5.01.	Allocation of Profits and Losses	23

5.02.	Distributions	24

5.03.	Form of Distributions	26

ARTICLE VI

RIGHTS AND OBLIGATIONS OF THE GENERAL PARTNER

6.01.	Management	26

(continued)

(continued)

		Page

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF THE REIT

8.01.	Management of the Fund	40

8.02.	Limitation on Liability	41

8.03.	Power of Attorney	41

8.04.	Waiver of Action for Partition	42

8.05.	Confidentiality	42

ARTICLE IX

VOLUNTARY TRANSFER OF THE REIT’S INTEREST

9.01.	Transfers	44

9.02.	Substitute Limited Partner	44

9.03.	Involuntary Withdrawal by the REIT	44

9.04.	Partial Redemption of the REIT’s Interest	45

ARTICLE X

DISSOLUTION AND LIQUIDATION; CONTINUATION

10.01.	Dissolution	45

10.02.	Liquidation	45

(continued)

		Page

ARTICLE XI

REPRESENTATIONS AND WARRANTIES OF THE GENERAL PARTNER

ARTICLE XII

ACCOUNTING AND REPORTS

12.01.	Books and Records	47

12.02.	Tax Matters Partner	48

12.03.	Reports to Partners	49

12.04.	Safekeeping of Funds	50

ARTICLE XIII

AMENDMENTS AND MEETINGS

13.01.	Amendment Procedure	50

13.02.	Exceptions	51

13.03.	Meetings and Voting	52

ARTICLE XIV

ADVISORY COMMITTEE

14.01.	Selection of the Advisory Committee	52

14.02.	Meetings of and Action by the Advisory Committee	53

14.03.	Annual Meeting of Advisory Committee	54

14.04.	Functions of the Advisory Committee	54

v

(continued)

(continued)

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SCHEDULE D	CALCULATION OF INCENTIVE DISTRIBUTION	D-1

EXHIBIT A	FORM OF INVESTMENT MANAGEMENT AGREEMENT	Exh. A-1

EXHIBIT B	FORM OF GP ACQUISITION AGREEMENT	Exh. B-1

SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF

CIM URBAN PARTNERS, L.P.

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is made as of the 22nd day of December, 2005 by and among CIM Urban Partners GP, Inc., a California corporation, as the General Partner and CIM Urban REIT, LLC, a Delaware limited liability company, as the Limited Partner.  Each capitalized term utilized herein shall have the meaning ascribed to such term in Article I hereof.

RECITALS

WHEREAS, the General Partner and Avraham Shemesh, as the original limited partner (the “Original Limited Partner”), formed this limited partnership pursuant to an Agreement of Limited Partnership dated as of February 4, 2005 (the “Original Agreement”) and  a Certificate of Limited Partnership in respect thereof was filed in the Office of the Secretary of State of Delaware on February 4, 2005 (the “Certificate of Limited Partnership”);

WHEREAS, the Partners amended and restated the terms and provisions of the Original Agreement pursuant to the Amended and Restated Agreement of Limited Partnership of the Fund dated as of May 20, 2005 (the “First Amended and Restated Agreement”); and

WHEREAS, the Partners desire to amend and restate the terms and provisions of the First Amended and Restated Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree to amend and restate the First Amended and Restated Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.01.       Definitions.  The following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters:

“AAA” shall have the meaning set forth in Section 14.05(d) hereof.

“Act” shall mean the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time or any successor statute.

“Adjustment Date” shall have the meaning specified in Section 14.04(b) hereof.

“Adjusted Fair Value” shall mean (x) with respect to each Fund Investment that is (I) a direct or indirect equity interest in one or more real estate assets or (II) a direct or indirect interest in a mezzanine loan made to an entity that holds directly or indirectly interests in one or more real estate assets, the fair market value of the interest represented by such Fund Investment, on an unleveraged basis (i.e., assuming that such Fund Investment and its underlying real estate asset(s) are unencumbered by any debt)  (as determined in accordance with Section 14.05 hereof); (y) with respect to any Permitted Investment, the Cost of such Permitted Investment; and (z) with respect to any other Fund Investment (that is not described in either clause (x) or clause (y) of this definition), the Fair Value of such Fund Investment (as determined in accordance with Section 14.05 hereof).

“Advisory Committee” shall have the meaning specified in Section 14.01 hereof.

“Affiliate” shall mean when used with reference to a specified Person at a specified time, (a) any Person that, at such specified time, directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (b) any Person who, at such specified time, is (i) an officer or director of the specified Person, or (ii) an Immediate Family Relative of, or a trust created by or established primarily for the benefit of, the specified Person, or (c) any Person which, at such specified time, directly or indirectly, is the beneficial owner of a majority of the voting ownership interests of the specified Person, which definition shall, as applied to the General Partner, specifically include the Investment Manager and the constituent members of the General Partner, and any manager, member, shareholder, officer or director of the General Partner or the Investment Manager.  Notwithstanding the foregoing, the REIT shall not be considered an Affiliate of the General Partner.

“Aggregate Tax Liability” shall have the meaning specified in Section 5.02(d) hereof.

“Agreement” shall mean this Second Amended and Restated Agreement of Limited Partnership, as it may be amended from time to time.

“Bankruptcy” shall mean for purposes of this Agreement, the institution by a referenced Person of a voluntary case in bankruptcy, or the voluntary taking advantage by a referenced Person of any bankruptcy or insolvency law, or the entry of an order, judgment or decree by a court of competent jurisdiction which continues in effect and unstayed for sixty (60) days of such Person as bankrupt or insolvent, or the filing by such Person of any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or the filing by such Person of any answer admitting (or the failure by such Person to make a required responsive pleading to) the material allegations of a petition filed against such Person in any such proceeding or the seeking or consenting to or acquiescence in the judicial appointment of any trustee, fiscal agent, receiver or liquidator of such Person or of all or any substantial part of its properties or, if within ninety (90) days after the commencement of an involuntary case or action against such Person seeking any bankruptcy, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the failure of such case or action to have been dismissed or all orders in proceedings thereunder affecting the operations or the business of such Person stayed, or if the stay of any such order or proceeding thereafter shall be set aside, or, if within ninety (90) days after the judicial appointment without the consent or acquiescence of such Person of any trustee, fiscal agent, receiver or liquidator of such Person or of all or any substantial part of its properties or the insolvency of such Person, such appointment shall not have been vacated, or the making by such Person of a general assignment for the benefit of creditors or the admission in writing by such Person that its assets are insufficient to pay its liabilities as they come due.

“Benefit Plan Investor” shall have the meaning specified in 29 C.F.R. Section 2510.3-101.

“Business Day” shall mean any day on which banks located in New York, New York and Los Angeles, California are not required or authorized to close.

“Capital Account” shall mean the account maintained by the Fund for each Partner as provided in Section 4.06 of this Agreement.

“Capital Commitment” shall mean, with respect to each Partner, the amount set forth on Schedule A hereto opposite its name, as such schedule may be amended from time to time pursuant to the terms hereof.

“Capital Contribution” shall mean, with respect to each Partner, the total amount of cash contributed (or deemed contributed pursuant to Section 4.03 hereof) by such Partner to the Fund pursuant to the terms of this Agreement.  Notwithstanding the foregoing, any amounts returned by a Partner pursuant to Section 8.02(b) or contributed by a Partner pursuant to Section 5.02(g) or Section 5.02(h) shall not, except for purposes of Section 4.06(a) hereof, be considered a Capital Contribution.

“Cause” shall mean the commission by the General Partner of an action, or the omission by the General Partner to take an action, if such Commission or omission constitutes willful misconduct, fraud, willful disregard for the General Partner’s duties to the Fund or the REIT, gross negligence (determined in the context of the Standard of Care), or the conviction of the General Partner or any Principal, who is still Affiliated with the General Partner, of a felony or a securities law violation, or a material breach of this Agreement by the General Partner that has not been cured within ten (10) Business Days after notice to the General Partner, with respect to a monetary breach, or thirty (30) days after notice to the General Partner, with respect to a non-monetary breach and, in the case of a commission or omission that constitutes a non-monetary breach of this Agreement that cannot be cured, that (i) results in a material detriment to the Fund or the REIT (i.e., causing damages in excess of $500,000) or (ii) is part of a course of conduct which is more than negligibly injurious to the Fund or the REIT; provided, however, that in the event that a non-monetary breach cannot reasonably be cured within thirty (30) days despite the General Partner’s diligent efforts to do so, the cure period for such breach will be extended for up to an additional ninety (90) days, but only for so long as the General Partner’s efforts to cure such breach remain diligent and continuous.  Notwithstanding the fact that a commission or omission that constitutes a material breach of this Agreement that cannot be cured, may not constitute Cause hereunder, such determination shall have no effect on any liability which the General Partner may have with respect to such act or omission pursuant to Section 6.05.

“Certificate of Limited Partnership” shall have the meaning specified in the Recitals hereof.

“Class A Capital Contributions” shall mean the total amount of cash contributed by the Class A Members to the REIT pursuant to the terms of the REIT LLC Agreement.  Notwithstanding the foregoing, any amounts contributed by a Class A Member pursuant to the last paragraph of  Section 5.01 of the REIT LLC Agreement or returned by a Class A Member pursuant to Section 8.02(b) of the REIT LLC Agreement shall not be included in the Class A Capital Contributions.

“Class A Member” shall mean any member of the REIT that holds Class A Membership Units.

“Class A Membership Unit” shall mean a Class A Membership Unit (as defined in the REIT LLC Agreement) of the REIT.

“Class A Percentage Interest” shall have the meaning specified in the REIT LLC Agreement.

“Closing” shall mean the First Closing or a Subsequent Closing, as the case may be.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statutory provisions.

“Consent” shall mean either the written consent of a Person, or the affirmative vote of such Person at a meeting duly called and held pursuant to this Agreement, as the case may be, to do the act or thing for which the Consent is solicited, or the act of granting such Consent, as the context may require.  Reference to the Consent of a stated percentage of the Class A Percentage Interests of the Class A Members means the Consent of a number of the Class A Members not then in default under the REIT LLC Agreement whose combined Class A Percentage Interests represent at least such stated percentage of the total Class A Percentage Interests of the Class A Members not then in default under the REIT LLC Agreement.

“Cost” shall mean the overall cost of a Fund Investment, which shall include, without limitation, the gross purchase price thereof (including any purchase money debt, debt assumed, or debt taken subject to) and all costs and expenses (including legal fees, transfer taxes, title insurance premiums and brokerage commissions) incurred in the acquisition thereof.

“Depreciation” shall mean, for each Fiscal Year, an amount equal to the U.S. federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year, except that if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the U.S. federal income tax depreciation, amortization or other cost recovery deductions for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Derivatives” shall mean a financial instrument, product or index which is not a direct investment, but instead derives its economic characteristics from the economic characteristics (or changes in the value) of one or more direct or derivative financial instruments, products or indexes.  By way of example, Derivatives include interest rate, currency or exchange rate hedges as well as total return swaps.

“Directors’ Fees” shall have the meaning specified in Section 6.09 hereof.

“Disposition Period” means the period commencing on the earlier of (x) the tenth anniversary of the Final Closing Date and (y) the effective date of the conversion of the Interest of the General Partner to that of a Special Limited Partner pursuant to Section 7.03(b) or Section 7.04(b) hereof (or such earlier date as the General Partner may elect in its sole discretion), provided that a Public Transaction has not occurred prior to such tenth anniversary or such earlier date elected by the General Partner, and ending on the date on which the aggregate Cost of the remaining Fund Investments ceases to equal or exceed 10% of the aggregate Capital Commitments of the Partners.

“Distributable Proceeds” shall mean (x) until the commencement of the Disposition Period, the excess of (i) the sum of Net Disposition Profits plus Operating Income plus any amounts recontributed by the General Partner to the Fund in repayment of Tax Distributions plus any other amounts which the General Partner determines, in its discretion, to distribute to the Partners over (ii) the sum of any amounts determined by the General Partner, in its discretion, to be necessary (a) to pay or establish reserves for, or otherwise accrue for, Fund Expenses, amounts payable in respect of Indebtedness of the Fund and its subsidiaries and/or any other liabilities of the Fund and its subsidiaries or (b) to establish reserves on account of distributions that may be required for the REIT to satisfy the requirements to qualify as a “real estate investment trust” under the Code in future periods and (y) from and after the commencement of the Disposition Period (including during the Final Liquidation Period), the excess of (i) the sum of all amounts received by the Fund in cash (including any amounts recontributed by the General Partner to the Fund in repayment of Tax Distributions) plus all amounts released by the General Partner, in its discretion, from reserves established in accordance with clause (x)(ii) or clause (y)(ii) of this definition, other than amounts determined by the General Partner, in its discretion, to be necessary for reinvestments to enhance, improve, preserve or protect interests or assets directly or indirectly owned by the Fund over (ii) any amounts determined by the General Partner, in its discretion to be necessary (a) to pay or establish reserves for, or otherwise accrue for, Fund Expenses, amounts payable in respect of Indebtedness of the Fund and its subsidiaries and/or any other liabilities of the Fund and its subsidiaries or (b) to establish reserves on account of distributions that may be required for the REIT to satisfy the requirements to qualify as a “real estate investment trust” under the Code in future periods.

“Employees” shall have the meaning specified in Section 7.02(a) hereof.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Expert” shall mean an independent MAI firm or MAI individual with experience in appraising commercial real property interests of a type similar to the asset(s) to be appraised or the asset for which the market rate for services is being determined, which Expert, in either such case, shall be selected in accordance with the procedures described in the appropriate sections of this Agreement.

“Fair Value” shall mean (i) for any Fund Investment other than a Permitted Investment, the fair market value thereof as determined in accordance with Section 14.05 hereof, (ii) for any Permitted Investment, the Cost of such Permitted Investment, and (iii) for any other asset or the Class A Membership Units, the fair market value thereof as determined by the General Partner.

“Final Closing Date” shall mean June 30, 2006.

“Final Contribution Date” shall mean the first anniversary of the Final Closing Date.

“Final Liquidation Period” shall mean any time after the expiration of the Disposition Period.

“First Amended and Restated Agreement” shall have the meaning specified in the Recitals hereof.

“First Closing” shall mean the first date that any Person’s subscription for Class A Membership Units is accepted by the director of the REIT.

“Fiscal Year” shall mean the taxable year of the Fund which, except in the case of a short taxable year, shall be the calendar year.

“Fund” shall mean the limited partnership formed pursuant to the Original Agreement (as the same may be amended and/or restated from time to time) and the Certificate of Limited Partnership.

“Fund Expenses” shall mean the sum of (i) Organizational Expenses (but only to the extent that the Fund is obligated to reimburse the General Partner and its Affiliates for such expenses) and (ii) Operating Expenses; it being understood that any expenses incurred by the Fund will be classified as one of the foregoing types of expenses.

“Fund Investment” shall mean any Investment held by the Fund from time to time.

“Fund’s Percentage” shall have the meaning specified in Section 14.05(b) hereof.

“General Partner” shall mean CIM Urban Partners GP, Inc., or any other Person who becomes a successor general partner pursuant to the terms hereof.

“GP Acquisition Agreement” shall mean the GP Acquisition Agreement between the REIT and CIM Urban Partners GP, Inc., substantially in the form attached as Exhibit B, as the same may be amended in accordance with the terms thereof.

“Gross Asset Value” shall mean, with respect to any asset of the Fund, such asset’s adjusted basis for U.S. federal income tax purposes, except that in the discretion of the General Partner, the Gross Asset Value of each of the Fund assets shall be adjusted to equal their respective gross fair market value, as reasonably determined by the General Partner, immediately prior to the following events:

(i)            a Capital Contribution (other than a de minimis Capital Contribution) to the Fund by a new or existing Partner as consideration for an Interest or an increased Interest;

(ii)           the distribution by the Fund to a Partner of more than a de minimis amount of the Fund property as consideration for the redemption of an Interest; and

(iii)          the liquidation of the Fund within the meaning of Regulations § 1 .704-1 (b)(2)(ii)(g) (including, for this purpose, the commencement of the Final Liquidation Period).

The Gross Asset Value of each of the Fund assets distributed to any Partner shall be the gross fair market value of such asset as reasonably determined by the General Partner as of the date of distribution.

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Fund’s assets for purposes of computing Profits and Losses.  Gross Asset Values shall be further adjusted to reflect adjustments to Capital Accounts pursuant to Section 1.704-1 (b)(2)(iv)(m) of the Regulations to the extent not otherwise reflected in adjustments to Gross Asset Values. Any adjustment to the Gross Asset Values of the Fund property shall require an adjustment to the Partners’ Capital Accounts as described in the definition of “Capital Account.”

“Gross Contract Price” shall mean, with respect to any project, all costs to develop the project, including all hard costs and soft costs (including payments to general contractors, any other payments to contractors and/or professionals retained separately from general contractors, and costs and fees for legal services incurred to develop the project).  Gross Contract Price shall not include any land costs, building acquisition costs or finance costs.

“Immediate Family Relative” shall mean an individual’s issue (including by adoption), siblings, parents, first cousins, aunts, uncles, grandparents, current household partners and current or former spouses.

“Incentive Distribution” shall have the meaning set forth in Schedule D attached hereto.

“Indebtedness” shall mean with respect to any Person (i)  all indebtedness (whether secured or unsecured) of such Person for borrowed money or for the deferred purchase price of property, goods or services, including reimbursement, and all other obligations contingent or otherwise of such Person with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, and hedges and other derivative contracts and financial instruments, (ii) all obligations of such Person evidenced by notes, bonds, debentures, loan agreements, reimbursement agreements or similar instruments (including senior, mezzanine and junior borrowings, which may provide the lender with a participation in profits), (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all capital lease obligations of such Person, (v) all indebtedness referred to in clause (i), (ii), (iii), or (iv) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (vi) all Indebtedness of others guarantied by such Person or for which such Person has otherwise assumed responsibility on, before or after the date such Indebtedness is incurred.

“Indemnified Liabilities” shall have the meaning specified in Section 6.05(a) hereof.

“Indemnified Parties” shall have the meaning specified in Section 6.05(a) hereof.

“Initial Period” shall have the meaning specified in Section 5.01 hereof.

“Interest” shall mean the ownership interest of a Partner in the Fund at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement and of the Act.

“Investment” shall mean any investment, whether in the form of debt, equity or otherwise, in a corporation, partnership, trust, limited liability company or other entity, or in any other asset or a group of assets, including Permitted Investments.

“Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended.

“Investment Management Agreement” shall mean the Investment Management Agreement between the Fund and the Investment Manager, substantially in the form attached as Exhibit A.

“Investment Management Fee” shall have the meaning specified in Section 6.07(b) hereof.

“Investment Manager” shall mean CIM Urban REIT Management, Inc. or such other entity affiliated with the General Partner which is acting as Investment Manager pursuant to the Investment Management Agreement entered into pursuant to Section 6.01(b) hereof.

“IRS” shall mean the U.S. Internal Revenue Service, a branch of the U.S. Treasury Department or any successor thereto.

“Liens” shall mean, collectively, any mortgages, pledges, security interests, hypothecations, encumbrances or other liens.

“Limited Partner” shall mean the REIT and any Substitute Limited Partner(s) admitted to the Fund in accordance with the terms of this Agreement and any Special Limited Partner.

“Liquidator” shall mean the General Partner, or if (i) the General Partner’s withdrawal or Bankruptcy caused the dissolution of the Fund or (ii) the Fund is dissolved pursuant to Section 6.08 hereof, such other Person who may be appointed by the REIT (provided that no such appointment shall be effective unless it is Consented to by a majority of the Class A Percentage Interests of the Class A Members), who shall be responsible for taking all action necessary or appropriate to wind up the affairs and distribute the assets of the Fund following its dissolution.

“Majority-owned Subsidiary” shall mean an entity in which the Fund owns, directly or indirectly, more than fifty percent (50%) of the equity interests.

“Marketable Securities” shall mean securities that are traded on a national securities exchange, market quotation system or electronic trading system in the United States or otherwise actively traded over-the-counter in the United States and are not subject to restrictions on transfer as a result of applicable contract provisions, or the provisions of the Securities Act or the provisions of any other applicable securities laws or regulations (other than restrictions reasonably required by the underwriters or financial advisors in connection with a Public

Transaction and the volume and method-of-sale restrictions set forth, or comparable to those, in Rule 144 promulgated under the Securities Act or any successor thereto).

“Minimum Distribution” shall have the meaning specified in Section 5.02(b) hereof.

“MSA” shall mean a metropolitan statistical area as defined by the United States Office of Management and Budget.

“Net Disposition Profits” shall mean the excess, if any, of (x) the proceeds received by the Fund from the disposition or refinancing of a Fund Investment other than a Permitted Investment over (y) (i) the aggregate amount invested by the Fund in such Fund Investment and (ii) all losses incurred by the Fund upon the disposition or refinancing of any Fund Investment other than a Permitted Investment that have not previously reduced Net Disposition Profits.  In the case of a partial disposition of a Fund Investment, Net Disposition Profits shall be calculated assuming that the portion of the Fund Investment so disposed was a separate Fund Investment from that retained and that the amount invested by the Fund in such Fund Investment is allocated between the disposed portion of such Fund Investment and the retained portion of such Fund Investment based on the relative cost basis of each portion of such Fund Investment (as determined by the General Partner, in its discretion).

“Operating Expenses” shall mean, except as otherwise specifically provided in this Agreement, including Section 6.06 hereof, all costs and expenses of maintaining the operations of the Fund, the REIT and/or the Fund Investments, determined, for this purpose, on a cash basis, including (i) taxes, fees and other governmental charges levied against the Fund Investments, the Fund and/or the REIT, (ii) insurance costs, litigation costs and indemnification obligations, (iii) administrative fees and expenses associated with the distribution of notices and reports to the REIT and the Class A Members, (iv)  fees and costs for outside services, audits, custodians, outside counsel and accountants, (v) costs incurred in connection with meetings of the Class A Members and meetings of the Advisory Committee, the out-of-pocket expenses incurred by Advisory Committee members in the performance of their responsibilities in their capacities as members of the Advisory Committee that are reimbursable by the Fund pursuant to Section 14.01 hereof, (vi) costs and expenses incurred in developing, negotiating, structuring, acquiring, financing, monitoring, disposing of, or otherwise dealing with, Fund Investments, including any travel, legal and accounting expenses, brokerage commissions and other fees and out-of-pockets costs related thereto, (vii) Unconsummated Deal Costs and (viii) the Investment Management Fee, but specifically excluding Organizational Expenses and any obligations of the REIT under a promissory note delivered by the REIT pursuant to Section 14.02(b) of the REIT LLC Agreement.

“Operating Income” shall mean all amounts received by the Fund in cash in respect of interest, dividends, operating cash flow, fee income and from any other source other than (i) those amounts described in clause (x) of the definition of “Net Disposition Profits” herein and (ii) the proceeds received by the Fund from the disposition of a Permitted Investment.  For the avoidance of doubt, all cash receipts of the Fund shall be classified as (x) Operating

Income, (y) proceeds from the disposition, or refinancing of a Fund Investment other than a Permitted Investment or (z) proceeds from the disposition of a Permitted Investment.

“Opportunity Fund” shall mean CIM Urban Real Estate Fund, L.P., a Delaware limited partnership.

“Organizational Expenses” shall mean out-of-pocket expenses incurred by the General Partner or its Affiliates in connection with the organization and formation of the Fund and the REIT and the offering of the Class A Membership Units and the class B membership units therein, including legal and accounting fees and expenses, printing costs, filing fees and the transportation, meal and lodging expenses of the personnel of the General Partner, excluding, however, all fees and costs due any Placement Agent, provided that the amount of Organizational Expenses for which the Fund is obligated to reimburse the General Partner is subject to the limitation set forth in Section 6.07(a) hereof.

“Original Agreement” shall have the meaning specified in the Recitals hereof.

“Original Limited Partner” shall have the meaning specified in the Recitals hereof.

“Partners” shall mean the General Partner and the Limited Partners, and “Partner” shall mean either one of them individually.

“Permitted Investments” shall mean cash or cash equivalents, investments in U.S. government obligations, insured obligations which are rated not lower than AA by Standard & Poor’s or have a comparable rating from a nationally recognized rating agency, collateralized bank time deposits, repurchase agreements, money market funds, commercial paper which is rated not lower than P-1, certificates of deposit which are rated not lower than AA by Standard & Poor’s or have a comparable rating from a nationally recognized rating agency and banker’s acceptances eligible for purchase by the U.S. Federal Reserve.

“Permitted Transferee” shall have the meaning specified in Section 7.02 hereof.

“Person” shall mean any individual, partnership, corporation, limited liability company, trust or other entity.

“Placement Agent” shall mean any placement agent, financial consultant or finder retained by the General Partner in connection with the sale and offering of the Class A Membership Units.

“Plan Asset Regulations” shall mean the regulations promulgated under ERISA at 29 C.F.R. Section 2510.3-101.

“Portfolio Nominal Hurdle Rate” shall have the meaning specified in Schedule D attached hereto.

“Portfolio Nominal Internal Rate of Return” shall have the meaning specified in Schedule D attached hereto

“Prime Rate” shall mean the rate of interest publicly announced from time to time by JPMorgan Chase & Co., New York, New York, or its successor, as its “prime rate.”

“Principal” shall mean each of Shaul Kuba, Richard Ressler and Avraham Shemesh.

“Prior Investments” shall mean all investments in Qualified Investments made prior to the date of the First Amended and Restated Agreement by the Principals or any Affiliate of the General Partner or the Principals, including real estate development projects that may not have been completed as of the date of the First Amended and Restated Agreement.

“Profits and Losses” shall mean, respectively, for each Fiscal Year or other period, the Fund’s income or loss for such Fiscal Year or other period, determined in accordance with Code § 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code § 703(a)(1) shall be included in the Fund’s income or loss), adjusted as follows:

(1)           any income of the Fund that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be taken into account;

(2)           in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing the Fund’s Profit or Loss, there shall be taken into account the amount of Depreciation for such Fiscal Year or other period;

(3)           any expenditures of the Fund described in Code § 705(a)(2)(B) (or treated as such under Regulations § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses shall be deducted from the Fund’s Profit or Loss;

(4)           in the event the Gross Asset Value of any Fund asset is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Fund asset for purposes of computing Profits or Losses; and

(5)           gain or loss resulting from any disposition of any Fund asset with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding the fact that the adjusted tax basis of such Fund asset differs from its Gross Asset Value.

Profits and Losses shall be further determined and adjusted in accordance with the Regulations issued under Section 704 of the Code.  An allocation of Fund Profits or Losses to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss and deduction that has been taken into account in computing such Profits or Losses.

“Property Related Contract” shall mean any property management agreement, leasing brokerage agreement or development management agreement.

“Project Costs” shall mean (a) with respect to any Fund Investment that is a Qualified Investment in an asset in which the Fund owns, directly or indirectly, all of the equity interests, all costs expended by the Fund and/or any of its subsidiaries in the acquisition and/or redevelopment of such Fund Investment (including any Capital Contributions and the principal amount of any acquisition or construction financing obtained by the Fund and/or any of its subsidiaries and used to acquire and/or redevelop such Fund Investment, but specifically excluding construction period and other interest, debt service, and any loan fees, commissions, points or other financing costs (including legal fees)) and (b) with respect to any other Fund Investment that is a Qualified Investment, all amounts invested by the Fund in such Fund Investment.

“Public Transaction” shall mean (i) an initial public offering (whether a primary offering, a secondary offering or both) of membership units or other equity interests of the REIT pursuant to a registration statement under the Securities Act or any similar law then in effect pursuant to which the Class A Membership Units become Marketable Securities or the Class A Members have the right to convert their Class A Membership Units for Marketable Securities of the REIT or (ii) a merger of the REIT or the Fund with and into, or other acquisition of the REIT or the Fund by, a Person in exchange for cash, Marketable Securities of such Person and/or securities of such Person immediately and without restriction convertible into Marketable Securities of such Person.

“Qualified Investment” shall mean any (i) individual real estate asset or real estate portfolio, (ii) mortgage or other real estate related loan or extension of credit, including mezzanine debt instruments or (iii) equity, debt or other interests in, secured by or related to real estate, including interests in real estate companies or real estate operating or service companies, or similar assets or interests.  Qualified Investments may relate to real estate assets of all product types, including retail, industrial, residential, signage, office and parking properties.

“Regulations” shall mean the regulations of the U.S. Treasury Department promulgated under the Code.

“REIT” shall mean CIM Urban REIT, LLC, a Delaware limited liability company, as such limited liability company may from time to time be constituted.

“REIT LLC Agreement” shall mean the limited liability company agreement of the REIT, as the same may be amended and/or restated from time to time.

“Removal Notice” shall have the meaning specified in Section 7.04(a) hereof.

“REOC” shall mean a “real estate operating company” as such term is defined in the Plan Asset Regulations.

“Review Notice” shall have the meaning set forth in 14.05(c) hereof.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and all rules, rulings and regulations thereunder.

“Special Limited Partner” shall have the meaning set forth in Section 7.03(b) hereof.

“Standard of Care” shall have the meaning specified in Section 6.01(c) hereof.

“Subsequent Closing” shall mean a closing with respect to the REIT which occurs after the First Closing and on or before the Final Closing Date at which any existing Class A Member increases its capital commitment with respect to the REIT, or any other Person’s subscription for Class A Membership Units is accepted by the director of the REIT other than in connection with a Public Transaction or pursuant to Section 7.03 of the REIT LLC Agreement.

“Substitute Limited Partner” shall mean any Person admitted to the Fund as a Limited Partner pursuant to Section 9.02 hereof.

“Targeted Capital Account” shall mean, with respect to any Partner, an amount equal to the distribution that such Partner would receive if at the end of the relevant year (i) all Fund Investments were sold for cash equal to their Fair Values, (ii) all liabilities of the Fund were satisfied for cash according to their terms, and (iii) the net proceeds of such transactions and all other available cash were distributed in full pursuant to the provisions of Section 5.02(e) hereof.

“Tax Distribution” shall have the meaning specified in Section 5.02(d) hereof.

“Tax Rate” shall mean, with respect to any item of income, gain, loss or deduction allocated to the General Partner, the highest combined marginal federal, state and local personal income tax rate for an individual resident in the State of California (as such rates were in effect at the time such items were allocated to the General Partner and taking into account (i) the deductibility of state and local income taxes, (ii) the character of the items of income, gain, loss or deduction at the time of allocation and the non-deductibility of all or any portion of any allocated loss or deduction and (iii) the allocation by the Fund to the General Partner of tax credits in respect of the items of income, gain, loss or deduction).

“Terminal Value” shall mean, (a) as of any date and with respect to any Fund Investment in an asset in which the Fund owns, directly or indirectly, all of the equity interests, the aggregate Adjusted Fair Value of such Fund Investment as of such date and (b) as of any date and with respect to any other Fund Investment, the aggregate Fair Value of such Fund Investment as of such date.

“TMP” shall have the meaning specified in Section 12.02(a) hereof.

“Transfer” shall mean a sale, assignment, transfer or other disposition, or pledge, hypothecation or other encumbrance, of an Interest, whether voluntary or involuntary.

“Unconsummated Deal Costs” shall mean fees and expenses (including travel expenses) paid to third parties in connection with an unconsummated transaction.

“Underlying Asset Value” shall have the meaning specified in Section 14.05(b) hereof.

“Valuation Report” shall have the meaning specified in Section 14.05(b) hereof.

“VCOC” shall mean a “venture capital operating company” as such term is defined in the Plan Asset Regulations.

1.02.       Rules of Construction.  All other defined terms used in this Agreement shall have the respective meanings assigned to them in the Sections in which they appear.  For all purposes of this Agreement, except as expressly provided or unless the context otherwise requires, the words “including,” “includes,” “include,” and other words of similar import shall be deemed to be followed by the phrase “without limitation.”  Except as expressly provided, in any case where the General Partner is authorized or required to take an action or give an approval in its discretion or its judgment, it may do so in its sole discretion or sole judgment; provided that the foregoing shall not negate (i) the General Partner’s fiduciary duty to the Limited Partner or (ii) any obligation of the General Partner to act in good faith.  For all purposes of this Agreement, a “creditor of the Fund” shall include any Person extending credit to the Fund and any Person who is entitled to the benefit of a guaranty, indemnity or other assurance of payment from the Fund.  All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural, and vice versa, unless otherwise specified herein.  It is intended that the terms of this Agreement be construed in accordance with their fair meanings and not against any particular Person, including the General Partner.  All section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.

ARTICLE II

FORMATION

2.01.       Formation.  The Fund has been formed as a limited partnership under the laws of the State of Delaware.  The General Partner shall, and shall be authorized to, take all necessary action required by law to maintain the Fund as a limited partnership under the Act and in all other jurisdictions in which the Fund may elect to conduct business.

2.02.       Name.  The name of the Fund is “CIM Urban Partners, L.P.,” which name may be changed by the General Partner upon at least ten (10) Business Days’ notice to the REIT and the Class A Members.

2.03.       Mailing Address and Place of Business.  The mailing address of the Fund shall be 6922 Hollywood Boulevard, Suite 900, Hollywood, California 90028, or such other address as the General Partner may determine.  The principal place of business of the Fund shall be such place within the United States as the General Partner may determine.  Upon at least ten

(10) Business Days’ notice to the REIT and the Class A Members, the General Partner may change the location of the Fund’s principal office and/or the Fund’s mailing address and may establish such additional offices of the Fund as it may from time to time determine.

2.04.       Registered Office.  The address of the registered office of the Fund in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, and the registered agent for service of process on the Fund in the State of Delaware at such registered office is the Corporation Service Company.

2.05.       Term.  The Fund shall continue in full force and effect from the date the Certificate of Limited Partnership was filed through the date of dissolution and termination of the Fund as provided in Article X hereof.  At such time as the Fund is terminated, a statement of cancellation shall be filed with the appropriate governmental office of the State of Delaware, as required by law.

2.06.       Withdrawal of Original Limited Partner.  The REIT was admitted to the Fund as a limited partner thereof, effective as of the date of the First Amended and Restated Agreement, and upon such admission, the Original Limited Partner a) received a return of his original capital contribution, if any, (b) withdrew as the Original Limited Partner of the Fund and (c) has no further right, interest or obligation of any kind whatsoever as a partner in the Fund by reason of having been the Original Limited Partner.

ARTICLE III

PURPOSE AND BUSINESS

3.01.       Business.

(a)           The primary purpose of the Fund, prior to the occurrence of a Public Transaction, is the acquisition, management, improvement, holding, maintenance, operation, leasing, financing, foreclosing upon, restructuring, sale, transfer and other disposition of and otherwise dealing with Qualified Investments that are located, or that are, directly or indirectly, comprised of assets or businesses that are located in North America.  In this regard, the Fund may engage in open market purchases, privately-negotiated transactions or other means of pursuing a Qualified Investment, and may acquire and hold Qualified Investments directly or indirectly, through subsidiaries, partnerships, joint ventures, joint investment entities or otherwise.

(b)           The Fund may engage in any other activities permitted by law and related or incidental to those referred to in this Section 3.01, including making temporary investments pursuant to Section 3.02(k) hereof.

(c)           The Fund shall operate (and shall structure its investment activities and operations) in a manner that will permit the REIT to comply with all of the requirements necessary to enable the REIT to qualify as a “real estate investment trust” for U.S. federal income tax purposes.

3.02.       Authorized Activities.  In carrying out the purposes of this Agreement, but subject to all other provisions of this Agreement and applicable law, the Fund is and shall be permitted, empowered and authorized to engage in, take and carry out any and all of the following activities as the General Partner shall determine in its discretion:

(a)           to acquire, invest in, manage, improve, hold, maintain, operate, lease, finance, mortgage, pledge, hypothecate, foreclose upon, restructure and otherwise deal in or with the Fund Investments and any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Fund, whether directly or indirectly, through subsidiaries or any other entity or any interest therein or otherwise, and to sell, transfer or otherwise dispose of the Fund Investments, including a transfer of all or any portion of the Fund Investments to an existing or newly formed publicly traded company;

(b)           to construct, operate, develop, maintain, finance, refinance, improve, own, sell, convey, assign, mortgage, lease, foreclose upon, take control of or realize upon any real or personal property necessary, convenient or incidental to the accomplishment of the purposes of the Fund;

(c)           (i)  to incur Indebtedness (whether secured or unsecured) including to finance or refinance one or more of the Fund Investments, (ii) to secure any such evidences of Indebtedness by Liens and (iii) to give guaranties or indemnities of other Persons’ obligations, including for the purpose of acquiring, disposing of, refinancing, operating and otherwise dealing with the assets of the Fund, its subsidiaries or investment vehicles;

(d)           to enter into, perform and carry out contracts of any kind necessary or incidental to the accomplishment of the purposes of the Fund, including contracts with Affiliates of the General Partner entered into in compliance with the terms of this Agreement;

(e)           to bring, sue, prosecute, defend, settle or compromise actions at law or in equity related to the purposes of the Fund;

(f)            to purchase, redeem, cancel or otherwise retire or dispose of the Interest of any Partner pursuant to the express provisions of this Agreement;

(g)           to lease, sublease or otherwise grant rights of occupancy with respect to those Fund Investments in the form of real properties and collect all rents, profits, expense reimbursements and other income and to pay therefrom expenses of the Fund, including expenses relating to such Fund Investments;

(h)           to prepay in whole or in part, refinance, recast, assume, increase, reduce, modify, extend, foreclose, realize upon, transfer and otherwise deal in or with any mortgage loans or other loans constituting or affecting any of the Fund Investments, and in connection therewith to execute any extensions, renewals, assumptions or modifications of any mortgage, deed of trust, security agreement or other document evidencing, securing, relating to, constituting or affecting any of the Fund Investments;

(i)            to open, maintain and close bank accounts and/or accounts with brokers and draw checks and other orders for the payment of money;

(j)            to incur and pay fees, costs and expenses of any type or nature necessary, convenient or incidental to the accomplishment of the purposes of the Fund, including those expenditures and fees more particularly described in Sections 6.06 and 6.07 hereof;

(k)           to make, hold and sell or otherwise dispose of Permitted Investments;

(l)            to purchase and sell Derivatives for the purpose of managing, hedging or minimizing the risk to the Fund or its subsidiaries associated with movements in interest rates, stock prices or other fluctuations in the price or value of financial instruments or markets affecting the Fund or Fund Investments; provided, however, that, other than for the purposes described in this Section 3.02(1), the Fund shall not utilize Derivatives for the purpose of speculating or trading in the foregoing;

(m)          to make debt, equity or hybrid investments, including the acquisition of Marketable Securities, in real estate companies or  real estate operating or service companies, whether public or private;

(n)           either by itself or by cont

(o)           ract with others, including corporations, limited liability companies or partnerships whose stockholders, members, partners, officers or employees include partners, members, officers or employees of the General Partner or any Affiliate of the General Partner, to maintain for the conduct of Fund affairs one or more offices and in connection therewith to rent or acquire office space, engage personnel, whether part-time or full-time, and to do, or cause to be done, such other acts as the General Partner may deem necessary or desirable in connection with the maintenance and administration of the affairs of the Fund;

(p)           to register or qualify the Fund under any applicable U.S. federal or state or foreign laws, or to obtain exemptions under such laws, if such registration, qualification, or exemption is deemed necessary or desirable by the General Partner;

(q)           to form one or more subsidiary corporations, partnerships, real estate investment trusts, limited liability companies, or other domestic entities for the purpose of making, holding, financing or disposing of any Investment or Investments (including with other investors), and to register or qualify such corporations, partnerships, real estate investment trusts, limited liability companies, or other entities as provided in clause (o) above, or to obtain the listing, trading or quotation thereof on one or more securities exchanges, trading or quotation systems;

(r)            to engage attorneys, accountants, consultants, appraisers, and such other Persons as the General Partner may deem necessary or desirable; and

(s)            to engage in any kind of lawful activity and perform and carry out contracts of any kind as the General Partner deems necessary or advisable in connection with the accomplishment of the purposes of the Fund.

3.03.       Prohibited Activities.  Notwithstanding any other provision of this Agreement, the Fund and the General Partner shall not be empowered or authorized as follows:

(a)           from and after the Final Closing Date, except with the approval of the Advisory Committee, to invest more than the lesser of (x) twenty-five percent (25%) of the aggregate Capital Commitments of all Partners and (y) $500 million of Capital Contributions in any one asset or company; provided, however, that the foregoing limitation shall not apply to an investment consisting of a portfolio of, or a company or other entity owning, multiple assets (it being understood that the foregoing limitation shall apply to each individual asset in any such portfolio or entity);

(b)           from and after the Final Closing Date, except with the approval of the Advisory Committee, to (i) invest more than twenty-five percent (25%) of the aggregate Capital Commitments of all Partners in any MSA with a population of one million (1,000,000) or less or in any recognized real estate submarket of an MSA with a population of more than one million (1,000,000) or (ii) invest more than fifty percent (50%) of the aggregate Capital Commitments of all Partners in any MSA with a population of more than one million (1,000,000);

(c)           except with the approval of the Advisory Committee, to invest in the securities of a publicly traded company, except as part of a transaction or series of transactions designed for the purpose of acquiring control of the company and/or its underlying assets;

(d)           to take any actions in violation of applicable laws;

(e)           to enter into any transaction with an Affiliate in violation of Section 6.04;

(f)            to take any actions, or make any investments, that the General Partner reasonably believes is likely to cause the REIT not to qualify as a “real estate investment trust” for U.S. federal income tax purposes;

(g)           at any time prior to the occurrence of a Public Transaction, to incur (or cause a Majority-owned Subsidiary thereof to incur) additional Indebtedness that will be treated as debt by the Fund’s auditors, or to acquire any entity as a Majority-owned Subsidiary that has Indebtedness that will remain outstanding immediately following such acquisition and that will be treated as debt by the Fund’s auditors, if the incurrence of such Indebtedness or the acquisition of such entity would cause the total outstanding amount of Indebtedness of the Fund that is treated as debt by the Fund’s auditors (i.e., such Indebtedness incurred by the Fund directly plus, without duplication, the portion of any such Indebtedness of Majority-owned Subsidiaries allocable to the Fund (as determined by the General Partner in its discretion)) to exceed thirty percent (30%) (or such greater percentage up to fifty percent (50%) as the Advisory Committee may approve) of the sum of the aggregate Adjusted Fair Value of all Fund Investments, other than Permitted Investments, plus any property level reserves with respect to

Qualified Investments (to the extent such property level reserves have not been included by the applicable Expert(s) as part of the Adjusted Fair Value of any such Qualified Investment); provided, however, that prior to the Final Contribution Date, the foregoing debt restriction shall not prohibit the Fund from making any Investment if the Indebtedness assumed by the Fund in connection with the  acquisition of such Investment either is not prepayable or is prepayable on terms that the General Partner determines are detrimental to the Fund; or

(h)           except with the approval of the Advisory Committee, to acquire or originate any senior debt (i.e., first mortgage loans) if the acquisition or origination by the Fund of such senior debt would cause the aggregate Adjusted Fair Value of all Fund Investments that are senior debt to equal or exceed twenty-five percent (25%) of the aggregate Adjusted Fair Value of all Fund Investments (including, without duplication, any property level reserves with respect to Qualified Investments).

3.04.       Title to Fund Property.  All property owned by the Fund, whether real or personal, tangible or intangible, shall be deemed to be owned by the Fund as an entity, and no Partner, individually, shall have any ownership of such property.  The Fund may hold any of its assets in its own name or in the name of a Person acting as nominee for the Fund as long as such nominee shall be at the direction of the Fund.

3.05.       Investment Policies.

(a)           The General Partner intends to conduct the business of the Fund in a manner such that the Fund will not be required to register as an investment company under the Investment Company Act.

(b)           The General Partner will not cause the Fund to focus as its primary investment objective on the acquisition or the origination of senior debt (i.e., first mortgage loans) other than for the purpose of acquiring the underlying real estate.

ARTICLE IV

THE FUND INTERESTS AND CAPITAL

4.01.       General Partner.

(a)           The name of the General Partner is CIM Urban Partners GP, Inc., a California corporation, having a mailing address at 6922 Hollywood Boulevard, Suite 900, Hollywood, California 90028.

(b)           The Capital Commitment of the General Partner shall be $1,000.

4.02.       Limited Partners.  The name, address and Capital Commitment of the Limited Partner are set forth on Schedule A hereto, as amended from time to time in accordance with the terms hereof.  A transferee acquiring a Limited Partner’s Interest through a Transfer shall become a Substitute Limited Partner when the provisions of Article IX of this Agreement have been complied with.  For purposes of the Act, the Limited Partners shall constitute one (1) class or group of limited partners.

4.03.       Capital Contributions.

(a)           The General Partner contributed its entire Capital Commitment to the Fund on the date of the First Amended and Restated Agreement.

(b)           Except as provided in Section 4.03(g) of the REIT LLC Agreement, on each date that the REIT receives capital contributions from its Class A Members, the REIT shall contribute to the Fund an amount equal to the total amount of capital contributions received by the REIT from its Class A Members on such date; provided, however, that (i) the REIT shall not make any contribution to the Fund until the date that the Fund acquires its first long term qualifying investment for purposes of the REOC provisions of the Plan Asset Regulations and (ii) on the date that the Fund acquires its first long term qualifying investment for purposes of the REOC provisions of the Plan Asset Regulations, the REIT shall contribute to the Fund all of the capital contributions that it has received from the Class A Members prior to such date less the amount of any Organizational Expenses (subject to the limitation set forth in Section 6.07(a) hereof) reimbursed by the REIT.  The parties hereto acknowledge and agree that (x) prior to the date that the Fund acquires its first long term qualifying investment for purposes of the REOC provisions of the Plan Asset Regulations, the REIT shall be permitted to reimburse the General Partner and its Affiliates for Organizational Expenses subject to the limitation set forth in Section 6.07(a) hereof and (y) any such amounts so reimbursed by the REIT shall be treated for all purposes hereof and the REIT LLC Agreement as if they had been contributed by the REIT to the Fund on the date that the Fund acquires its first long term qualifying investment for purposes of the REOC provisions of the Plan Asset Regulations and reimbursed by the Fund.

(c)           On the day immediately preceding the date that any capital contributions are due to the REIT as set forth in a “Capital Call Notice” (as defined in the REIT LLC Agreement), to the extent such due date is on or prior to the Final Closing Date, the Fund shall distribute to the REIT an amount equal to the greater of (x) the accrued and unpaid Minimum Distribution through such date and (y) the excess of the accrued and unpaid Operating Income through such date over amounts determined by the General Partner, in its discretion, to be necessary (i) to pay or establish reserves for, or otherwise accrue for, Fund Expenses, amounts payable in respect of Indebtedness of the Fund and its subsidiaries and/or any other liabilities of the Fund and its subsidiaries or (ii) to establish reserves on account of distributions that may be required for the REIT to satisfy the requirements to qualify as a “real estate investment trust” under the Code in future periods.

4.04.       Intentionally Omitted.

4.05.       Interest.  Interest earned on the Fund’s funds shall inure to the benefit of the Fund.  The Partners shall not receive interest on their Capital Contributions or Capital Accounts.

4.06.       Capital Account.  The Fund shall maintain a book account in accordance with the following provisions for each Partner (and any other person who acquires an Interest):

(a)           To each Partner’s Capital Account there shall be credited (i) the Capital Contributions of such Partner, (ii) such Partner’s distributive share of Profits and (iii) the amount of any Fund liabilities assumed by the Partner or secured by distributed assets that such Partner assumes or takes subject to; and

(b)           To each Partner’s Capital Account there shall be debited (i) the amount of cash distributed to the Partner, (ii) the Gross Asset Value of any Fund asset distributed to such Partner pursuant to any provision of this Agreement (net of liabilities secured by such distributed property that such Partner assumes or takes subject to) and (iii) such Partner’s distributive share of Losses.

In the event that a Partner’s Interest or portion thereof is transferred within the meaning of Regulations § 1.704-1(b)(2)(iv)(f), the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Interest or portion thereof so transferred.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations § 1.704-1(b) and shall be interpreted and applied in a manner consistent therewith.

4.07.       Withdrawal of Capital Contributions.  Except as otherwise provided in this Agreement or required by law, (i) no Partner shall have the right to withdraw or reduce its Capital Contributions or its Capital Commitment, or to demand and receive property other than property distributed by the Fund in accordance with the terms hereof in return for its Capital Contributions, and (ii) any return of Capital Contributions to the Limited Partner shall be solely from the Fund assets, and the General Partner shall not be personally liable for any such return.

4.08.       Restoration of Negative Capital Accounts.  Neither the General Partner nor the Limited Partner shall be obligated to restore any deficit balance in its Capital Account or shall be personally liable for the return of the Capital Contributions of any Partner, or any portion thereof, it being expressly understood that (x) any such return shall be made solely from the Fund assets and (y) a deficit in a Partner’s Capital Account shall not constitute a Fund asset.

4.09.       Subsequent Closings.  (a)  In connection with each Subsequent Closing, the REIT shall increase its Capital Commitment such that, after giving effect to such increase, its Capital Commitment is equal to the aggregate capital commitments of all of the Class A Members to the REIT (after giving effect to such Subsequent Closing).

(b)           Schedule A shall be amended by the General Partner after any Subsequent Closing to reflect the revised Capital Commitment of the REIT.

ARTICLE V

ALLOCATIONS OF PROFITS AND LOSSES AND DISTRIBUTIONS TO PARTNERS

5.01.       Allocation of Profits and Losses.  During the period commencing on the First Closing and ending on the day immediately prior to the Final Closing Date (the “Initial Period”), 100% of the Profits and Losses shall be allocated to the REIT.  For purposes of determining Profits and Losses for this period, the Fund shall use a closing-of-the-books method.

(a)           Allocation of Profits.  After the Initial Period, Profits shall be allocated as follows:

(i)            First, 100% to the REIT until the amount allocated and previously allocated pursuant to this Section 5.01(a)(i) equals the amounts allocated and previously allocated pursuant to Section 5.01(b)(iii) hereof;

(ii)           Second, to the REIT and the General Partner pro rata in a manner to reduce proportionately the respective difference between each Partner’s Capital Account and such Partner’s Targeted Capital Account as of the end of the relevant year; and

(iii)          Thereafter, 100% to the REIT.

(b)           Allocation of Losses.  After the Initial Period, Losses shall be allocated as follows:

(i)            First, 100% to the REIT until the amount allocated and previously allocated pursuant to this Section 5.01(b)(i) equals the amounts allocated and previously allocated pursuant to Section 5.01(a)(iii) hereof;

(ii)           Second, to the REIT and the General Partner pro rata in accordance with the allocations made pursuant to Section 5.01(a)(ii) hereof until the amount allocated and previously allocated pursuant to this Section 5.01(b)(ii) equals the amounts allocated and previously allocated pursuant to Section 5.01(a)(ii) hereof; and

(iii)          Thereafter, 100% to the REIT.

(c)           Sections 5.01(a) and 5.01(b) hereof are intended to comply with Sections 514(c)(9) and 704(b) of the Code and Regulations promulgated thereunder as in effect on the date hereof, and shall be considered to include a “Qualified Income Offset” and “Minimum Gain Chargeback,” as defined in such Regulations, and if any Profits or Losses are allocated pursuant to such a “Qualified Income Offset” or “Minimum Gain Chargeback,” then, subsequently, Profits and Losses shall, to the extent permitted by Sections 514(c)(9) and 704(b) of the Code and Regulations promulgated thereunder, be allocated among the Partners in the manner and to the extent necessary to effectuate the intent of the Partners as indicated in Section 10.02(c)(iii) hereof, and the provisions of this Section 5.01 and Section 5.02 hereof shall be adjusted accordingly.  If and to the extent a modification of the allocations under Sections 5.01(a) and 5.01(b) hereof is necessary to comply with such Sections of the Code and Regulations to reduce or minimize “unrelated business taxable income” as defined in Section 512 of the Code and Regulations promulgated thereunder, to further implement the provisions of Section 10.02(c)(iii) hereof or to reflect a recontribution or deemed recontribution by the General Partner to the Fund pursuant to Section 5.02(g) hereof, the General Partner is authorized to perform such a modification in a manner consistent to achieve an allocation consistent with the distribution provisions of Section 5.02 hereof, subject to Section 13.01 hereof.

5.02.       Distributions.

(a)           Subject to Section 5.02(b) hereof, the amount and timing of distributions from the Fund to the Partners shall be at the discretion of the General Partner, but generally shall be made quarterly.

(b)           During the period commencing on the First Closing and ending on the day immediately prior to the Final Closing Date, (i) all Distributable Proceeds shall be distributed to the REIT and (ii) the Fund shall make distributions to the REIT such that the Class A Members receive pursuant to the REIT LLC Agreement minimum quarterly distributions equal to 2.1309% of their unreturned Class A Capital Contributions during such quarter (each such mandatory distribution is referred to herein as the “Minimum Distribution”).  To the extent necessary, the Fund will use Capital Contributions (in addition to Distributable Proceeds) to make Minimum Distributions and any Capital Contributions so distributed will not be subject to recall and will not be treated as returned capital.

(c)           Subject to Sections 5.02(d) and 10.02(c) hereof, from and after the Final Closing Date but prior to the commencement of the Disposition Period, all Distributable Proceeds shall be distributed to the REIT.

(d)           If, as of any date, the Aggregate Tax Liability of the General Partner exceeds the aggregate amounts previously distributed to the General Partner pursuant to this Section 5.02(d) or Section 5.02(e) hereof through such date, such excess shall be distributed to the General Partner from the next amounts otherwise distributable under Section 5.02 (each such distributions a “Tax Distribution”).  Each Tax Distribution shall be treated as an advance of distributions that otherwise would be made to the General Partner during the Disposition Period.  For this purpose, the “Aggregate Tax Liability,” as of any date, shall mean the product of (x) the sum of all Profits allocated to the General Partner pursuant to Section 5.01 hereof on or prior to such date less the sum of all Losses allocated to the General Partner pursuant to Section 5.01 hereof on or prior to such date multiplied by (y) the Tax Rate.  Prior to any date on which the General Partner is required to make payments of estimated federal, state or local income tax, the General Partner may timely submit an estimate made in good faith of any such excess of the Aggregate Tax Liability over the aggregate distributions and be entitled promptly to receive the distribution to which the General Partner is entitled pursuant to this Section 5.02(d).  Each year, within thirty (30) days following the date on which the General Partner files its annual tax returns, the General Partner shall calculate its Aggregate Tax Liability for all periods ending on or before the period covered by such tax returns.  In the event that the sum of (I) all Tax Distributions received by the General Partner on or prior to the last day of the period covered by such tax returns that have not previously been repaid by the General Partner or offset against amounts that would otherwise have been distributed to the General Partner plus (II) all other distributions received by the General Partner pursuant to the terms hereof on or prior to the last day of the period covered by such tax returns exceeds the amount of the General Partner’s Aggregate Tax Liability for all such prior periods, the General Partner shall promptly recontribute to the Fund, in repayment of Tax Distributions, the amount of such excess.

(e)           During the Disposition Period, Distributable Proceeds shall be distributed to the Partners as follows:

(1)           First, 100% to the REIT until the Portfolio Nominal Internal Rate of Return is equal to the Portfolio Nominal Hurdle Rate;

(2)           Second, 100% to the General Partner until it has received, after taking into account the amount of all prior distributions pursuant to this clause (2), $1,000;

(3)           Third, 100% to the REIT until it has received on the applicable distribution date, pursuant to this clause (3), an amount equal to the excess, if any, of (x) the portion of the aggregate Distributable Proceeds to be distributed on the applicable distribution date remaining after the distribution on such date of amounts, if any, required to be distributed pursuant to clauses (1) and (2) of this Section 5.02(e) over (y) the Incentive Distribution as of such date; and

(4)           Thereafter, with respect to the balance to be distributed on the applicable distribution date (i.e., an amount equal to the Incentive Distribution as of such date), 100% to the General Partner; provided that such amounts shall be subject to offset to the extent that the General Partner has received Tax Distributions that have not been previously repaid by the General Partner or offset against other amounts that would otherwise have been distributed to the General Partner.

(f)            During the Final Liquidation Period, Distributable Proceeds shall be distributed to the Partners in accordance with Section 10.02(c)(iii) hereof.

(g)           Prior to the commencement of the Final Liquidation Period, the General Partner shall recontribute to the Fund for the benefit of the Partners an amount equal to the sum of all Tax Distributions received by the General Partner that have not been previously recontributed by the General Partner or offset against amounts which would otherwise have been distributed to the General Partner.  All such amounts recontributed by the General Partner shall be treated as Distributable Proceeds and distributed to the Partners pursuant to the distribution provisions hereof in effect at the time of such recontribution.

(h)           The General Partner may withhold from any amounts distributable to any Partner any amounts of any tax required to be withheld by the Fund under the Code or the Regulations or the tax laws of any jurisdiction.  Such amounts withheld by the General Partner shall, except for purposes of Section 5.02(e) hereof, be treated as distributed to such Partner and paid by such Partner to the relevant tax authority.  If the Fund is required to withhold taxes with respect to any amounts that are not currently distributed to a Partner, the Partner shall pay to the Fund an amount equal to the amount required to be withheld by the General Partner.  The payment of this amount by the Partner to the Fund shall not be considered a Capital Contribution.

5.03.       Form of Distributions.  The General Partner shall use commercially reasonable efforts to convert the assets of the Fund to cash prior to the distribution thereof, unless the General Partner believes, in its judgment, that such conversion could have a materially adverse effect on the value of such assets.  Notwithstanding the foregoing, distributions may take only the form of cash or, with the approval of the Advisory Committee, Marketable Securities or securities immediately and without restriction convertible into Marketable Securities; provided however, that Advisory Committee approval shall not be required for the distribution of Marketable Securities or securities immediately and without restriction convertible into Marketable Securities in connection with a Public Transaction. Distributions of assets in kind shall be allocated in accordance with Section 5.02 as if such assets were Distributable Proceeds.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF THE GENERAL PARTNER

6.01.       Management.  (a)  Subject to the provisions of this Agreement, the General Partner has the full, exclusive and complete right, power, authority, discretion and responsibility vested in or assumed by a general partner of a limited partnership under the Act and as otherwise provided by law, including those necessary to make, affirmatively or negatively, all decisions affecting the business of the Fund and to take and cause the Fund to take those actions specified in Section 3.02 hereof.  Subject to the other provisions of this Agreement, the General Partner is hereby vested with the full, exclusive and complete right, power and discretion to operate, manage and control the affairs of the Fund to the best of its ability and shall carry out the business of the Fund.

(b)           The General Partner shall have the power on behalf of and in the name of the Fund to engage CIM Urban REIT Management, Inc. (or another Affiliate of the General Partner) as the Investment Manager for the Fund and to execute and deliver the Investment Management Agreement with the Investment Manager and any other documents contemplated thereby, all without further act, vote or approval of the REIT or any Class A Member.  The Investment Management Agreement shall provide that such agreement shall automatically terminate upon the removal of the director of the REIT pursuant to Section 7.02 of the REIT LLC Agreement.  The Fund and the General Partner may not amend the Investment Management Agreement without the Consent of the REIT (with the Consent of at least sixty-six and two thirds percent (66-2/3%) of the Class A Percentage Interests of the Class A Members (excluding for this purpose the Class A Percentage Interest of any Affiliate of the General Partner)).  Advisory Committee approval shall be required for an assignment of the Investment Manager’s duties under the Investment Management Agreement to an entity that is not (i) an Affiliate of the General Partner or owned by Employees, Immediate Family Relatives of the Principals or Employees, trusts for the benefit of any such Persons or family charitable foundations over which any such Person has direction and (ii) controlled by the Principals.

(c)           In managing the affairs of the Fund, and in its dealings with the Limited Partner, except as expressly provided otherwise in this Agreement, the General Partner shall owe the same fiduciary duty to the Limited Partner as a general partner owes each other partner in a general partnership under the laws of the State of Delaware, including: a duty of loyalty, which requires the General Partner to carry out its responsibilities hereunder with loyalty, honesty, good faith, and fairness  toward the Fund and the Limited Partner.  Furthermore, the General Partner shall invest the Fund’s assets and exercise all of its powers and duties hereunder in accordance with a degree of diligence, prudence and care that a prudent person exercises with respect to his or her own assets.  (The standards set forth in this Section 6.01(c) are referred to herein as the “Standard of Care”.)

6.02.       Authority.  (a)  The General Partner has authority to bind the Fund, by execution of agreements, instruments or other documents or otherwise, to any obligation not inconsistent with the provisions of this Agreement and shall have the full, exclusive and complete right, power, authority and discretion to execute and deliver on behalf of the Fund and to cause the Fund to perform its obligations under any such agreements, instruments and documents.  Subject to, and except as otherwise provided in Sections 6.03 and 6.04, the General Partner may contract or otherwise deal with any Person for the transaction of the business of the Fund, which Person may, under the supervision of the General Partner, perform any acts or services for the Fund as the General Partner may approve.

(b)           Except as limited by Section 6.03(a)(vi) hereof, the General Partner shall have the authority to make or not to make any elections for tax purposes in its discretion.

(c)           The General Partner may rely on and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(d)           The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act or omission suffered or taken by the General Partner on behalf of the Fund believed by the General Partner to be in furtherance of the interests of the Fund in good faith and in reliance upon and in accordance with the advice of such Persons shall be deemed to be reasonable and proper, and the General Partner shall be fully protected in so acting or omitting; provided, however, that (x) such Persons were selected and retained with reasonable care and (y) such Persons were relied upon only with respect to matters believed by the General Partner in good faith to be within the scope of their expertise.

(e)           Persons dealing with the Fund are entitled to rely conclusively upon the power and authority of the General Partner as herein set forth.

(f)            The General Partner shall endeavor to cause the Fund to maintain cash reserves for operating expenses, capital expenditures, repairs, replacements, contingencies and related items in such amount as the General Partner in its discretion deems necessary or advisable.

(g)           From and after the commencement of the Disposition Period, the General Partner shall endeavor to dispose of the Fund Investments promptly and in an orderly fashion consistent with the Standard of Care.

6.03.       Limitations on the General Partner.

(a)           Anything contained in any other Section of this Agreement notwithstanding, the General Partner and its Affiliates shall not have any authority or be entitled:

(i)            to perform any act in violation of any applicable law or regulation thereunder, including applicable securities laws;

(ii)           to perform any act in violation of the Act or this Agreement;

(iii)          to perform any other act expressly requiring the Consent of the REIT or the Advisory Committee under this Agreement without first obtaining such Consent;

(iv)          to avoid its ultimate obligations under this Agreement by delegation of authority or responsibility;

(v)           to commingle funds of the Fund with funds of any other Person, except in connection with Fund Investments made with other parties; or

(vi)          to cause the Fund to make an election to be treated as other than a partnership for tax purposes.

(b)           Notwithstanding anything to the contrary herein, for so long as the Fund is required to operate as a REOC in accordance with Section 15.01 hereof and the REIT or a subsidiary thereof is not the general partner of the Fund, the Fund shall not undertake any of the following actions without the approval of the REIT, acting through its director; provided, however that (x) if the taking of any such actions requires the Consent of a specified percentage of the Class A Members pursuant to any other provision of this Agreement, such Consent shall be required for the taking of such action in addition to the Consent of the director of the REIT and (y) if at any time the General Partner and the director of the REIT are the same Person, the taking of an action at such time by the General Partner, on behalf of the Fund, shall be deemed to be an approval by the director of the REIT to the taking of such action by the Fund and no additional action on the part of the director of the REIT shall be necessary to evidence such deemed approval:

(i)            the dissolution and winding up of the Fund or an election to continue the Fund or the business thereof;

(ii)           the sale, exchange, lease, mortgage, assignment, pledge or other transfer of, or granting of a security interest in, any asset or assets of the Fund or any subsidiary thereof in a transaction having a dollar value in excess of $50,000;

(iii)          the incurrence, renewal, refinancing or payment or other discharge of Indebtedness by the Fund or any subsidiary thereof in an amount in excess of $50,000;

(iv)          the execution of any contract for the provision of goods or services to the Fund or any subsidiary thereof requiring aggregate payments by the Fund in excess of $10,000 per annum.

(v)           a change in the nature of the business of the Fund;

(vi)          a transaction or other matter involving an actual or potential conflict of interest;

(vii)         an amendment to this Agreement or the Certificate of Limited Partnership of the Fund; and

(viii)        the merger or consolidation of the Fund with or into any Person.

6.04.       Business with Affiliates.

(a)           Except as otherwise provided in Section 6.04(b) below, the General Partner shall not permit the Fund or any of its subsidiaries to enter into any transaction with the General Partner or its Affiliates, acquire any assets from the General Partner or its Affiliates or engage the General Partner or its Affiliates to provide goods or services for additional compensation unless all of the following criteria are complied with:

(i)            The fees and other terms and conditions under which the goods or services are to be rendered or the transaction is to be entered into are embodied in a written contract executed and delivered before such goods and services are rendered and describing the transaction or the goods or services to be rendered and the compensation, price or fee therefor;

(ii)           The terms and conditions of the contract are at least as favorable to the Fund as the terms generally available in arm’s-length transactions with qualified independent third parties;

(iii)          The compensation, price, fees and other benefits, including expense recoveries, to the General Partner and its Affiliates and the formula or method by which they are to be calculated, and the goods, services or other benefits to be provided therefor, are fully disclosed to the Advisory Committee and Consented to in writing by the Advisory Committee (which Consent shall not be unreasonably withheld or delayed) in advance of execution of the written contract; and

(iv)          Such transaction or contract for services is entered into principally for the benefit of the Fund and in the ordinary course of its business.

Notwithstanding the foregoing, the provisions of this Section 6.04(a) shall not apply from and after the occurrence of a Public Transaction.

(b)           Notwithstanding Section 6.04(a) above, the General Partner or an Affiliate thereof shall have the right:

(i)            to cause the Fund or one or more of its subsidiaries or other entities in which the Fund has made an investment to enter into one or more Property Related Contracts with an Affiliate of the General Partner, in connection with Fund Investments, pursuant to which such Affiliate will provide services to the Fund, any subsidiary thereof or any other entity in which the Fund has made an investment, and any such agreement shall be deemed approved by the Advisory Committee and to satisfy the requirements of Sections 6.04(a)(ii) and 6.04(a)(iii) hereof (but Sections 6.04(a)(i) and 6.04(a)(iv) hereof shall still apply) provided that (x) any compensation payable thereunder does not exceed the limit set forth on Schedule B hereto (as the same may be amended from time to time pursuant to Section 14.04(b) hereof), subject to the Advisory Committee’s rights to adjust such amounts to the extent permitted pursuant to Section 14.04(b) hereof and (y) the other terms and conditions of the contract are at least as favorable to the Fund as the terms generally available in arm’s-length transactions with qualified independent third parties;

(ii)           to cause the Fund, a subsidiary thereof or any other entity in which the Fund has made an investment to purchase from the General Partner and its Affiliates the interests of the General Partner and its Affiliates in the Investments identified on Schedule C hereto, if any, for the purchase price set forth on such Schedule without any  approval by the Advisory Committee and without the satisfaction of any other conditions to conflict of interest transactions set forth herein; and

(iii)          to receive the amounts described in Sections 6.06 and 6.07 hereof, subject to the limitations set forth therein, without Advisory Committee approval and without the satisfaction of any other conditions to conflict of interest transactions set forth herein.

6.05.       Liability for Acts and Omissions.

(a)           None of the General Partner, the Investment Manager, or any member of the Advisory Committee nor any of their respective Affiliates, members, shareholders, partners, managers, officers, directors, employees, agents and representatives shall have any liability, responsibility or accountability in damages or otherwise to any other Partner, any Class A Member or the Fund for, and the Fund agrees, to the fullest extent permitted by law, to indemnify, pay, protect and hold harmless the General Partner, the Investment Manager, each member of the Advisory Committee and their respective Affiliates, members, shareholders, partners, managers, officers, directors, employees, agents and representatives (collectively, the “Indemnified Parties”) from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including all costs and expenses of attorneys, defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against the Indemnified Parties or the Fund) and all costs of investigation in connection therewith which may be imposed on, incurred by, or asserted against the Indemnified Parties or the Fund in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Fund, on the part of the Indemnified Parties when acting on behalf of the Fund (or any of the Fund Investments) or on the part of any brokers or agents when acting on behalf of the Fund (or any of the Fund Investments) (collectively, the “Indemnified Liabilities”); provided, however, that (x) the Fund shall not be liable to any Indemnified Party for any portion of any Indemnified Liabilities that results from such Indemnified Party’s fraud, gross negligence (determined in the context of the Standard of Care), willful misconduct or breach of the terms of this Agreement or any other agreement between such Indemnified Party and the Fund or its Affiliates and (y) the General Partner shall be liable, responsible and accountable for and shall indemnify, pay, protect and hold harmless the Fund from and against any Indemnified Liabilities which result from the General Partner’s, the Investment Manager’s or their respective Affiliates’ fraud, gross negligence (determined in the context of the Standard of Care), willful misconduct or breach of the terms of this Agreement or any other agreement between such Indemnified Party and the Fund or its Affiliates; provided, further, however, nothing in this provision shall create personal liability on the part of any of the General Partner’s Affiliates or its or their respective members, shareholders, partners, managers, officers, directors, employees, agents or representatives nor shall this provision relieve any of them of liability arising under any other agreement or document to which they are parties.  In any action, suit or proceeding against the Fund or any Indemnified Party relating to or arising, or alleged to relate to or arise, out of any such action or non-action, the Indemnified Parties shall have the right to jointly employ, at the expense of the Fund, counsel of the Indemnified Parties’ choice (reasonably satisfactory to the Fund) in such action, suit or proceeding, which counsel shall be reputable and qualified in matters of the type that are the subject of such action, suit or proceeding, provided that if retention of joint counsel by the Indemnified Parties would create a conflict of interest, each group of Indemnified Parties which would not cause such a conflict shall have the right to employ, at the expense of the Fund, separate counsel of such group of Indemnified Parties’ choice in such action, suit or proceeding, which counsel shall be reputable and qualified in matters of the type that are the subject of such action, suit or proceeding; provided, however, that if any indemnitor shall acknowledge in writing its liability to the relevant Indemnified Party for any action, suit or proceeding brought by a third party in connection with which such Indemnified Party is seeking indemnification, then such indemnitor shall be entitled to select counsel to defend such action, suit or proceeding, subject to the approval of such Indemnified Party, which approval shall not be unreasonably withheld.  The satisfaction of the obligations of the Fund under this Section 6.05(a) shall be from and limited to the assets of the Fund and no Limited Partner shall have any personal liability on account thereof.

(b)           The provision of advances from Fund funds to an Indemnified Party for legal expenses and other costs incurred as a result of any legal action or proceeding is permissible if (i) such suit, action or proceeding relates to or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of the Indemnified Party in the performance of its duties or provision of its services on behalf of the Fund or any of the Fund Investments or the Fund’s subsidiaries or in its capacity as a member of the Advisory Committee; and (ii) the Indemnified Party undertakes to repay any funds advanced pursuant to this Section 6.05(b) in cases in which it is ultimately determined that such Indemnified Party is not entitled to indemnification under Section 6.05(a).  If advances are made under this Section 6.05(b), the Indemnified Party shall furnish the Fund with an undertaking as set forth in clause (ii) of this paragraph and shall thereafter have the right to bill the Fund for, or otherwise request the Fund to pay, at any time and from time to time after such Indemnified Party shall become obligated to make payment therefor, any and all reasonable amounts for costs and expenses of the types described in Section 6.05(a) for which such Indemnified Party believes in good faith that such Indemnified Party is entitled to indemnification under Section 6.05(a) with the approval of the General Partner, or if the General Partner or its Affiliate is the Indemnified Party, the Advisory Committee, which approval shall not be unreasonably withheld.  The Fund shall pay any and all such bills and honor any and all such requests for payment within sixty (60) days after such bill or request (together with supporting information reasonably satisfactory to the General Partner) is received by the General Partner, and the Fund’s rights to repayment of such amounts shall be secured by the Indemnified Party’s Interest, if any, or by such other adequate security as the General Partner, or if the General Partner or its Affiliate is the Indemnified Party, the Advisory Committee may determine.  In the event that a final determination is made that the Fund is not so obligated in respect of any amount paid by it to a particular Indemnified Party, such Indemnified Party shall refund such amount within sixty (60) days of such final determination.  In the event that a final determination is made that the Fund is so obligated in respect of any amount not paid by the Fund to a particular Indemnified Party, the Fund shall pay such amount to such Indemnified Party within sixty (60) days of such final determination.  In either of the foregoing cases, the party obligated to pay shall include with such payment interest at the greater of (i) nine percent (9%) or (ii) the Prime Rate plus two percent (2%) from the date paid by the Fund until repaid by the Indemnified Party or the date it was obligated to be paid by the Fund until the date actually paid by the Fund to the Indemnified Party.

(c)           All judgments against the Fund or any Indemnified Party wherein an Indemnified Party is entitled to indemnification must first be satisfied from the Fund assets before the General Partner or such other Indemnified Party is responsible for these obligations.

(d)           With respect to the liabilities of the Fund for which the General Partner is not obligated to indemnify the Fund, whether for the consummation of Investments, professional and other services rendered to it, loans made to it by Partners or others, injuries to persons or property, indemnity to the Indemnified Parties, contractual obligations, guaranties, endorsements or for other reasons similar or dissimilar to any of the foregoing, and without regard to the manner in which any liability of any nature may be incurred by the person to whom it may be owed, all such liabilities:

(i)            shall be liabilities of the Fund as an entity, and shall be paid or otherwise satisfied from Fund assets (and the Fund shall sell or liquidate all assets as necessary to satisfy such liabilities);

(ii)           to the extent and only to the extent Fund assets are insufficient to satisfy any liability, shall be payable by the General Partner, but, to the fullest extent permitted by law, only to the extent it may be required to make additional contributions to the Fund pursuant to the other terms of this Agreement; and

(iii)          shall not in any event be payable in whole or in part by the REIT, or by any director, officer, trustee, employee, agent, shareholder, beneficiary or partner of any Partner.

Nothing in this Section 6.05(d) shall be construed to impose upon the General Partner, its members, partners, directors, officers, employees, agents or shareholders any liability in circumstances in which the liability arises from a written document which the General Partner has properly entered into or caused the Fund to enter into if the written document expressly limits liability thereon to the Fund or expressly disclaims any liability thereunder on the part of any such Person but this exculpation shall not relieve the General Partner from liability to the Fund pursuant to clause (y) of Section 6.05(a) hereof.

(e)           The General Partner may cause the Fund, at the Fund’s expense, to purchase insurance to insure the General Partner and the other Indemnified Parties against liability hereunder (including liability arising in connection with the operation of the Fund), including for a breach or an alleged breach of their responsibilities hereunder.  However, the Fund shall not incur the costs of that portion of any insurance, other than public liability insurance, which insures any Indemnified Party for any liability as to which such person is prohibited from being indemnified under Section 6.05(a).

(f)            If the Indemnified Party is entitled to indemnification hereunder and is entitled to indemnification from another source or to recovery by insurance policies, such Indemnified Party shall diligently and continuously pursue such other source, provided that (i) such obligation shall not in any manner limit such Indemnified Party’s right to seek indemnification or advances under this Agreement and (ii) such Indemnified Party shall remit to the Fund any funds it recovers from another source to the extent that the sum of the amounts recovered from such other source plus the amounts recovered from the Fund exceeds the aggregate losses it incurred for which it is entitled to indemnification hereunder.

(g)           The reimbursement, indemnity and contribution obligations of the Fund under this Section 6.05 shall (i) be in addition to any liability which the Fund may otherwise have, (ii) not be deemed to be exclusive of any other rights to which any Indemnified Party may be entitled to under any agreement, as a matter of law or otherwise, both as to action in an Indemnified Party’s official capacity and to action in another capacity, (iii) continue as to an Indemnified Party who shall have ceased to have an official capacity for acts or omissions during such official capacity and (iv) be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Fund, the General Partner and any such other Indemnified Party.

(h)           The indemnification rights provided for in this Section 6.05 shall survive the termination of the Fund or this Agreement, except that no claim may be asserted by any Indemnified Party against any indemnitor under this Section 6.05 after the third anniversary of the termination of the Fund unless written notice of such claim (describing such claim in reasonable detail) shall have been provided by the Indemnified Party to the indemnitor prior to such third anniversary and such claim shall be prosecuted promptly thereafter and pursued diligently to completion.

6.06.       Expenses.  (a)  The Fund shall pay all Operating Expenses incurred by or for the account of the Fund or the REIT.  The Fund shall also reimburse the General Partner for Operating Expenses paid by the General Partner if such Operating Expenses are out-of-pocket expenses; provided, however, that Operating Expenses payable to Affiliates of the General Partner for services rendered or goods provided by such Affiliates to the Fund or the REIT shall be reimbursable only to the extent they are permitted by Section 6.04(a) or Section 6.04(b)(i).

(b)           The General Partner shall not be reimbursed for any costs and expenses relating to the general operation of the General Partner’s business, including administrative expenses, employment expenses (including employment costs of the General Partner with respect to the preparation of the reports deliverable pursuant to Article XII hereof (it being understood and agreed, however, that the General Partner may engage, at the expense of the Fund, accountants to prepare, or assist in the preparation of, those reports and any financial statements contained therein)), office expenses, subject to Section 6.05(e) hereof insurance of the General Partner and its employees, rent, and all or any part of the General Partner’s travel expenses and legal expenses that are not incurred in the course of the business, and for the benefit, of the Fund or the REIT.

(c)           It is the intention of the parties hereto that all expenses and obligations of the REIT (including any indemnification obligations but excluding any obligations under a promissory note delivered by the REIT pursuant to Section 14.02(b) of the REIT LLC Agreement) be paid by the Fund and to the extent that the REIT pays or is obligated to pay any such expenses or obligations all such amounts shall be paid or reimbursed by the Fund.  Any such payment of, or reimbursement for, the expenses or obligations of the REIT, shall be treated as a distribution to the REIT for all purposes of this Agreement other than for the purposes of Section 5.02 hereof and the definition of “Operating Expenses” herein (i.e., any such payment or reimbursement shall be treated as an Operating Expense of the Fund).

(d)           In no event shall any payments to the General Partner under this Section 6.06 or Section 6.07 be deemed a distribution to the General Partner.

6.07.       Organizational Expenses and Investment Management Fees.

(a)           The General Partner and its Affiliates shall be reimbursed by the Fund for all Organizational Expenses incurred by the General Partner and its Affiliates up to a maximum of $1,750,000; provided, however, that if, after giving effect to the final Closing, the amount of Organizational Expenses paid by the Fund exceeds 0.2% of the aggregate capital commitments of the Class A Members to the REIT, the General Partner shall return the excess amount to the Fund, which refund may be effected by offsetting the Investment Management Fee otherwise payable to the Investment Manager.  The General Partner shall bear the fees of any Placement Agent.

(b)           Pursuant to the Investment Management Agreement, the Fund shall pay to the Investment Manager an annual investment management fee (the “Investment Management Fee”) for the services rendered by the Investment Manager in managing the assets of the Fund.  The Investment Management Fee shall be payable quarterly in arrears on the tenth day (or, if such day is not a Business Day, on the next succeeding Business Day) following the close of each fiscal quarter of the Fund.  Each quarterly installment of the Investment Management Fee shall be an amount equal to (i) if the daily average Adjusted Fair Value of the Fund Investments during such quarter is less than or equal to $500 million, 0.25% of such daily average Adjusted Fair Value, (ii) if the daily average Adjusted Fair Value of the Fund Investments during such quarter is greater than $500 million but less than or equal to $1 billion, the sum of $1.25 million plus 0.2375% of such daily average Adjusted Fair Value in excess of $500 million, (iii) if the daily average Adjusted Fair Value of the Fund Investments during such quarter is greater than $1 billion but less than or equal to $1.5 billion, the sum of $2.4375 million plus 0.225% of such daily average Adjusted Fair Value in excess of $1 billion, (iv) if the daily average Adjusted Fair Value of the Fund Investments during such quarter is greater than $1.5 billion but less than or equal to $4.0 billion, the sum of $3.5625 million plus 0.2125% of such daily average Adjusted Fair Value in excess of $1.5 billion and (v) if the daily average Adjusted Fair Value of the Fund Investments during such quarter is greater than $4.0 billion, the sum of $8.875 million plus 0.100% of such daily average Adjusted Fair Value in excess of $4.0 billion; provided, however, that (I) if any Permitted Investment (but specifically excluding (x) any property level reserves with respect to Qualified Investments that have been included by the applicable Expert(s) as part of the Adjusted Fair Value of any such Qualified Investment and (y) any receipts representing Distributable Proceeds) has been held by the Fund as a Permitted Investment for six (6) months or more (determined on a first-in-first-out basis) then the portion thereof on any day thereafter that exceeds one percent (1%) of the aggregate Adjusted Fair Value of all of the Fund Investments on such day shall be excluded from the calculation of the Adjusted Fair Value on that day used to determine the daily average Adjusted Fair Value for purposes of clauses (i) through (v) of this sentence; and (II) for the avoidance of doubt, any property level reserves with respect to Qualified Investments that have been included by the applicable Expert(s) as part of the Adjusted Fair Value of any such Qualified Investment shall not also be separately valued as stand-alone Permitted Investments (i.e., so as to ensure that there is no double counting of such reserves for purposes of calculating the aggregate Adjusted Fair Value of all of the Fund Investments and the Investment Management Fee).  Installments of the Investment Management Fee for any period of less than a full three months shall be prorated on the basis of the actual number of days in such period.

6.08.       Breakup Fees.  Any breakup fees received by the General Partner or any Affiliate thereof in connection with an Investment intended to be made by the Fund that is not consummated shall be paid to the Fund (and shall be deemed to have been received by the General Partner or its Affiliate as nominee for the Fund); provided, however, if the General Partner determines that any such fees would not constitute income described in  Section 856(c)(2) of the Code, the General Partner shall retain and, notwithstanding anything in Article V hereof to the contrary, be specially allocated an amount thereof such that income not described in Section 856(c)(2) of the Code equals no more than 4.9% of the total income allocated to the REIT hereunder.

6.09.       Directors’ Fees.  The Fund’s individual representatives on any board of directors of any entity related to a Fund Investment shall not be entitled to retain any directors’ fees or similar compensation received by such Persons from such entity as consideration for their service on such board of directors or other governing body (such fees or other similar compensation being hereinafter referred to as “Directors’ Fees”).  All such Directors’ Fees shall be paid to the Fund.

6.10.       Key Persons.  Prior to the acquisition of the General Partner by the REIT (or a subsidiary thereof) pursuant to the GP Acquisition Agreement, each Principal, for so long as he remains Affiliated with the General Partner, shall devote a substantial portion of his business time and attention to (i) the affairs of the Fund, (ii) the affairs of the Opportunity Fund, (iii) Prior Investments, (iv) co-investment opportunities with respect to the Opportunity Fund, (v) fundraising and marketing activities with respect to, and the affairs of, any subsequent opportunity fund and (vi) from and after the date when at least 95% of the aggregate Capital Commitments of the Partners (excluding the portion thereof attributable to “Defaulting Members” (as defined in the REIT LLC Agreement) of the REIT) have been invested by the Fund in Qualified Investments, the affairs of any subsequent fund having an investment objective that is similar to the Fund’s investment objective.  Further, if the Principals raise another fund having an investment objective that is similar to the Fund’s investment objective, then the new fund shall reimburse the Fund for such new fund’s pro rata share (based upon relative time commitments) of the salaries of all employees of CIM Group, Inc. hired after the First Closing to work exclusively on the Fund’s business.  In addition, prior to the acquisition of the General Partner by the REIT (or a subsidiary thereof) pursuant to the GP Acquisition Agreement, the Principals (for so long as they remain Affiliated with the General Partner) shall spend at all times such time on Fund affairs as is reasonable in order to perform the obligations of the General Partner, consistent with the Standard of Care.  Prior to the acquisition of the General Partner by the REIT (or a subsidiary thereof) pursuant to the GP Acquisition Agreement, in the event that any of the Principals ceases to be Affiliated with the General Partner, the General Partner shall provide prompt notice of such cessation to each Class A Member.

6.11.       Other Activities.  Subject to Sections 6.01 and 6.09 above, the Partners, the members of the REIT and their Affiliates may engage in or possess an interest in other business ventures of every nature and description for their own account, independently or with others, including real estate business ventures, whether or not such other enterprises shall be in competition with any activities of the Fund; and neither the Fund nor the other Partners shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

ARTICLE VII

ASSIGNMENTS, WITHDRAWAL AND REMOVAL OF THE GENERAL PARTNER

7.01.       Assignment or Withdrawal by the General Partner.  The General Partner may not Transfer its Interest, in whole or in part, or withdraw from the Fund, except as permitted by this Article VII.

7.02.       Voluntary Assignment or Withdrawal of the General Partner; Acquisition of the General Partner.  (a)  Except as provided below or in Section 7.03 hereof or Section 7.04 hereof, the General Partner may not Transfer its Interest or voluntarily withdraw from the Fund, without the Consent of the Advisory Committee.  Notwithstanding the foregoing or any other provision herein to the contrary, the following shall not be considered violations of this Section 7.02 or any other provision of this Agreement, shall not require the Consent of the Advisory Committee and are expressly permitted:  (i) a Transfer pursuant to Section 7.02(b), (ii) any Transfer by the General Partner to one or more Affiliates of the General Partner, employees of the General Partner or its Affiliates (“Employees”), Immediate Family Relatives of the Principals or Employees, trusts for the benefit of any such Persons or family charitable foundations over which any such Person has direction (any such Person, a “Permitted Transferee”) and (iii) a pledge by the General Partner of the distributions receivable by it hereunder that does not give the pledgee the right to be admitted as a successor General Partner or other Partner; provided, however, that the foreclosure of any such pledge shall be treated as a material breach by the General Partner of this Agreement.  In the event that the General Partner intends to Transfer its Interest to a Permitted Transferee in accordance with clause (ii) above, such Permitted Transferee shall be admitted as a successor General Partner immediately prior to the effective time of the Transfer and such successor General Partner shall continue the business of the Fund without dissolution.  Such Permitted Transferee shall be subject to the provisions of this Section 7.02 and all other provisions of this Agreement applicable to the General Partner.

(b)           At any time in connection with a Public Transaction, the General Partner may Transfer its Interest pursuant to the terms of the GP Acquisition Agreement.  Immediately prior to the effective time of such Transfer, a wholly-owned subsidiary of the REIT shall be admitted as a successor General Partner and such successor General Partner shall continue the business of the Fund.

7.03.       Bankruptcy of the General Partner.  (a)  Upon the Bankruptcy or dissolution of the General Partner, (x) the General Partner or its legal representative shall give notice to the REIT and the Class A Members of such event and shall automatically, with or without delivery of such notice, cease to be the general partner of the Fund and shall no longer have power, authority or responsibility to bind the Fund or to make decisions concerning, or manage or control, the affairs of the Fund or have the obligations or liabilities of a general partner of the Fund under this Agreement or under applicable law, and the recorded certificate of the Fund shall be amended to reflect such fact, and (y) at the election of the REIT (provided that no such election shall be effective unless it is Consented to by a majority of the Class A Percentage Interests of the Class A Members, excluding for this purpose any Class A Percentage Interests of Affiliates of the General Partner), within ninety (90) days of the date of the event that caused such cessation, a wholly-owned subsidiary of the REIT shall be admitted to the Fund as a successor General Partner (effective as of the date of the Bankruptcy or dissolution of the prior General Partner) and such successor shall continue the business of the Fund without dissolution.  If a successor General Partner is not admitted to the Fund within such ninety (90) day period, the Fund shall dissolve in accordance with Article X.  If a successor General Partner is selected and admitted to the Fund within such ninety (90) day period, then on the date of such admission the REIT (or a subsidiary thereof) shall acquire the former General Partner (or, if the former General Partner has been dissolved, the REIT shall acquire its Interest in the Fund) in accordance with the terms of the GP Acquisition Agreement.  Thereafter, all distributions hereunder shall be made to the REIT and the successor General Partner on a pro rata basis in accordance with their Capital Commitments, Article V hereof shall automatically, and without any further action, be deemed amended to reflect such change and this Section 7.03(a) shall automatically, and without any further action, be deemed amended to delete the penultimate sentence thereof.

(b)           Notwithstanding the foregoing, if a successor General Partner is selected and admitted to the Fund within the ninety (90) day period referred to in Section 7.03(a) hereof and prior to the date of the admission of such successor General Partner, the Class A Members have elected to defer the acquisition by the REIT of the former General Partner or its Interest for two (2) years and to convert the Interest of the former General Partner to that of a Limited Partner pursuant to Section 7.02(a) of the REIT LLC Agreement, then on the date of such admission (i) the Interest of the former General Partner shall be converted to the Interest of a Limited Partner having the same rights as to distributions (including the right to receive the Incentive Distribution pursuant to Section 5.02(e) hereof) and allocations of Profits and Losses hereunder and the same recontribution obligations hereunder as the former General Partner (upon such conversion the former General Partner (or if it has been dissolved, the holders of the interests therein) shall be referred to herein as a “Special Limited Partner” and such Interest as so converted shall be referred to herein as the Interest of a Special Limited Partner), (ii) Article V hereof and Schedule D hereto shall automatically, and without any further action, be deemed amended to reflect such conversion and (iii) the Disposition Period shall commence (in the event that it has not previously commenced in accordance with the terms hereof).  If the Interest of the former General Partner is converted to that of a Special Limited Partner pursuant to this Section 7.03(b), then on the second anniversary of the date of the admission of the successor General Partner the REIT (or a subsidiary thereof) shall acquire the former General Partner (or if the former General Partner has been dissolved, the REIT shall acquire its Interest in the Fund) in accordance with the terms of the GP Acquisition Agreement.

7.04.       Removal of the General Partner.  (a)  Upon a removal of the director of the REIT pursuant to Section 7.02(b), Section 7.02(c) or Section 7.02(d) of the REIT LLC Agreement, with the Consent of sixty-six and two-thirds percent (66-2/3%) of the Class A Percentage Interests of the Class A Members (excluding for this purpose the Class A Percentage Interests of any Affiliates of the General Partner), the REIT may send notice (a “Removal Notice”) to the General Partner that it shall be removed as general partner of the Fund.  Upon delivery of a Removal Notice to the General Partner in accordance with the immediately preceding sentence the General Partner shall resign as general partner of the Fund provided that no such removal shall be effective earlier than (x) fifteen (15) days after receipt of such notice by the General Partner and (y) the date that a successor General Partner is admitted pursuant to the provisions of Section 7.06 hereof.  Any such successor General Partner shall be a wholly-owned subsidiary of the REIT.

(b)           On the effective date of a removal of the General Partner pursuant to Section 7.04(a) hereof, the REIT (or a subsidiary thereof) shall acquire the removed General Partner in accordance with the terms of the GP Acquisition Agreement.  Notwithstanding the foregoing, if the Class A Members have elected to defer the acquisition by the REIT of the removed General Partner for two (2) years and to convert the Interest of the removed General Partner to that of a Limited Partner pursuant to Section 7.02(b), Section 7.02(c) or Section 7.02(d) of the REIT LLC Agreement, then on the effective date of the removal (i) the Interest of the removed General Partner shall be converted to the Interest of a Special Limited Partner having the same rights as to distributions (including the right to receive the Incentive Distribution pursuant to Section 5.02(e) hereof) and allocations of Profits and Losses hereunder and the same recontribution obligations hereunder as the removed General Partner, (ii) Article V hereof and Schedule D hereto shall automatically, and without any further action, be deemed amended to reflect such conversion and (iii) the Disposition Period shall commence (in the event that it has not previously commenced in accordance with the terms hereof).  If the Interest of the removed General Partner is converted to that of a Special Limited Partner pursuant to this Section 7.04(b), then on the second anniversary of the effective date of the removal the REIT (or a subsidiary thereof) shall acquire the removed General Partner in accordance with the terms of the GP Acquisition Agreement.

7.05.       Obligations of a Prior General Partner.  In the event that the General Partner Transfers its entire Interest in accordance with Section 7.02 or is acquired (or has its Interest acquired) by the REIT pursuant to the GP Acquisition Agreement, it shall have no further obligation or liability as a general partner of the Fund pursuant to this Agreement in connection with any obligations or liabilities arising from and after such Transfer or acquisition, and all such future obligations and liabilities shall automatically cease and terminate and be of no further force or effect; provided, however, that nothing contained herein shall be deemed to relieve the former General Partner of any obligations or liabilities (i) arising prior to such Transfer or acquisition or (ii) resulting from a dissolution of the Fund caused by the act of the General Partner to the extent liability is imposed upon the General Partner by law or by the provisions of this Agreement.

7.06.       Successor General Partner.  A Person shall be admitted as a General Partner only if the following terms and conditions are satisfied:

(a)           the Person shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart hereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner;

(b)           a certificate evidencing the admission of such Person as a General Partner shall have been filed in accordance with the Act;

(c)           if the successor General Partner is a corporation, it shall have provided counsel for the Fund with a certified copy of a resolution of its Board of Directors and, if required, the consent of the shareholders, authorizing it to become a General Partner;

(d)           if the successor General Partner is not a corporation but is a partnership, limited liability company or other entity, it shall provide counsel for the Fund with a certified copy of its organizational documents, together with certified copies of any actions authorizing it to become a General Partner; and

(e)           with respect to an admission in connection with a Transfer of the General Partner’s Interest pursuant to Section 7.02(a) hereof, counsel for the Fund shall have rendered an opinion that such Transfer will result in a continuation of the Fund as a non-publicly-traded partnership for U.S. federal income tax purposes.

The former General Partner shall reasonably cooperate to facilitate the substitution of the successor General Partner, even where the General Partner was removed for Cause, and shall be reimbursed for its reasonable costs and expenses relating thereto.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF THE REIT

8.01.       Management of the Fund.  The REIT may not take part in the management or control of the business of the Fund or transact any business in the name of the Fund (it being understood that this restriction is not intended to limit the ability of a Class A Member that is a member of the Advisory Committee to participate in its capacity as such in the activities of the Advisory Committee).  The REIT shall not have the power or authority to bind the Fund or to sign any agreement or document in the name of the Fund.  The REIT shall not have any, power or authority with respect to the Fund, except as provided in the Act and insofar as the Consent or approval of the REIT shall be expressly required by this Agreement.  The exercise of any of the rights and powers of the REIT pursuant to the Act or the terms of this Agreement shall not be deemed taking part in the day-to-day affairs of the Fund or the exercise of control over Fund affairs.

8.02.       Limitation on Liability.

(a)           The REIT shall not have any liability to contribute money to the Fund, nor shall the REIT be personally liable for any obligations of the Fund, except to the extent of its Capital Commitment and as otherwise provided in Sections 5.02(h) and 8.02(b) hereof.  No Partner shall be obligated to make loans to the Fund and no Partner shall be obligated to repay to the Fund, any Partner or any creditor of the Fund all or any fraction of any amounts distributed to such Partner, except as specifically required pursuant to Section 5.02(g), Section 5.02(h) and/or Section 8.02(b) hereof.

(b)           In accordance with state law, a limited partner of a partnership may, under certain circumstances, be required to return to the partnership for the benefit of partnership creditors amounts previously distributed to it as a return of capital.  It is the intent of the Partners that a distribution to any Partner be deemed a compromise within the meaning of Section 17-502(b) of the Act and not a return or withdrawal of capital, even if such distribution represents, for U.S. federal income tax purposes or otherwise (in full or in part), a distribution of capital, and the REIT shall not be obligated to pay any such amount to or for the account of the Fund or any creditor of the Fund, except as provided in this Section 8.02.  However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, the REIT is obligated to make any such payment, such obligation shall be the obligation of the REIT and not of the General Partner.

8.03.       Power of Attorney.

(a)           The REIT hereby makes, constitutes and appoints the General Partner and/or its authorized officers and agents, successors and assigns, as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to make, complete, execute, sign, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including the following with respect to the Fund:

(i)            all certificates, other agreements and amendments thereto which the General Partner deems necessary to form, continue or otherwise qualify the Fund as a limited partnership in each jurisdiction in which the Fund conducts or may conduct business or in connection with any tax filings of the Fund and any election to treat the Fund as a partnership for U.S. federal income tax purposes, and the REIT specifically authorizes the General Partner to execute, sign, acknowledge, deliver, file and record any amendments to the Certificate of Limited Partnership of the Fund as required by the Act;

(ii)           this Agreement, counterparts hereof and amendments hereto authorized pursuant to the terms hereof (including any amendments automatically effected pursuant to Section 7.03 or Section 7.04 hereof);

(iii)          all instruments which the General Partner deems necessary to effect the admission of a General Partner pursuant to Section 7.06, the redemption or transfer of the Interest of the REIT (or a portion thereof) pursuant to Article IX hereof or the dissolution and liquidation of the Fund in accordance with the provisions hereof;

(iv)          all appointments of agents for service of process and attorneys for service of process which the General Partner deems necessary or appropriate in connection with the organization and qualification of the Fund and the conduct of its business; and

(v)           all certificates, consents, instruments, agreements and other documents (and any amendments to any of the foregoing) which the General Partner deems necessary to effect a Public Transaction, to sell all or substantially all of the assets of the Fund or to cause the Fund to merge with another Person.

(b)           The foregoing power of attorney is hereby declared to be irrevocable and coupled with an interest, and it shall survive the Bankruptcy, dissolution or cessation to exist of the REIT to the fullest extent permitted by law and shall extend to its successors and assigns.

(c)           The power of attorney granted to the General Partner shall not apply to Consents of the REIT or the Advisory Committee provided for in this Agreement.

(d)           The REIT further agrees to execute promptly any and all documents or instruments referred to in this Section 8.03 if the power of attorney granted hereunder is rendered ineffective by the provisions of the Act or if the General Partner in its reasonable discretion so requests execution by the REIT and the same shall not be inconsistent with the provisions hereof.

8.04.       Waiver of Action for Partition.  Each of the parties hereto irrevocably waives during the term of the Fund any right that it may have to maintain any action for partition with respect to any assets of the Fund.

8.05.       Confidentiality.  (a)  The REIT and its members agree that, except as permitted in Section 8.05(b) below neither the REIT nor its members shall disclose without the prior consent of the General Partner (other than to the REIT’s or any of its members’ employees, auditors, consultants, or counsel provided that such disclosure is made in confidence and shall be kept in confidence) (i) the identity of other members of the REIT and their Affiliates, or (ii) any information with respect to the Fund, the General Partner or the REIT (including this Agreement, the REIT LLC Agreement, any amendments to either thereof, the terms hereof and thereof and all exhibits and schedules hereto and thereto and information regarding any Fund Investment and/or any Person in which the Fund holds, or contemplates acquiring, any Fund Investment) received by the REIT or such member pursuant to this Agreement or the REIT LLC Agreement or any other information disclosed to the REIT or such member about the Fund or the REIT, in each case to the extent any such information is not generally available to the public (collectively, “Non-Public Information”), it being agreed that such Non-Public Information is strictly confidential and proprietary.

(b)           Notwithstanding Section 8.05(a) above, the REIT and any of its members may disclose Non-Public Information if each of the conditions described in the following clauses (i), (ii) and (iii) is satisfied:

(i)            such Non-Public Information (A) is required for submission to any municipal, state or national (including foreign) regulatory body having or claiming to have jurisdiction over the REIT or such member, (B) is required in response to any summons or subpoena or in connection with any litigation or other legal process (including pursuant to the United States Freedom of Information Act, as amended, any similar state “sunshine” law or any other comparable law or regulation) involving the REIT or such member, or (C) is otherwise necessary in order to comply with any law, order, regulation, ruling or other governmental request applicable to the REIT or such member;

(ii)           prior to any such disclosure pursuant to clauses (i)(A), (i)(B), or (i)(C) above, the REIT or such member, as the case may be, shall provide the General Partner with advance written notice so that the General Partner may seek a protective order, other appropriate remedy, or other reliable assurance that confidential treatment will be accorded the requested or required information (and the REIT or such member will cooperate with the General Partner’s efforts to obtain an appropriate protective order, other appropriate remedy, or other reliable assurance that confidential treatment will be accorded the requested or required information); and

(iii)          in the event that the General Partner is unable to obtain such a protective order or other remedy or assurance, and as a result the REIT or such member is legally compelled to disclose any Non-Public Information, then the REIT or such member, as applicable, shall (x) disclose only that portion of the information (including, without limitation, by way of redaction) which is legally required to be disclosed, and (y) consult with the General Partner regarding the extent of the information that is legally required to be disclosed.

(c)           Notwithstanding the foregoing, in the event that, as a result of a Class A Member’s ownership of Class A Membership Units, and after reasonable attempts by the Fund to mitigate the circumstances, the Fund is or may be constrained in any respect in its ability to make any Qualified Investment or retain any Fund Investment, then, to the fullest extent permitted by applicable law, such Class A Member shall not be entitled to have access to any information or documents with respect to the portion of the business of such Qualified Investment or Fund Investment, as the case may be, that gives rise to such constraint, to the extent reasonably necessary to remove such constraint, and such Class A Member and the General Partner shall use their reasonable efforts in good faith to negotiate an arrangement with the objective of permitting the Fund to make or retain such Investment.  In addition, to protect the sensitive nature of the information described in Section 8.05(a), the General Partner and the director of the REIT may make all or certain confidential information unavailable to all or certain Class A Members, in some cases based on the status of those Class A Members.

(d)           Notwithstanding anything in the foregoing or anything else contained in this Agreement, the REIT LLC Agreement, the Subscription Agreements (as defined in the REIT LLC Agreement) or the Private Placement Memorandum for the REIT to the contrary, except as reasonably necessary to comply with applicable securities laws, each of the parties hereto (and its employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of the Interests and the membership units of the REIT (including the tax treatment and tax structure of any Fund transactions) and all materials of any kind (including opinions and other tax analyses) that are provided to such party with respect to such tax treatment and tax structure.

ARTICLE IX

VOLUNTARY TRANSFER OF THE REIT’S INTEREST

9.01.       Transfers.  The REIT may not Transfer its Interest in the Fund without the prior written Consent of the General Partner which Consent the General Partner may grant or withhold in its discretion.

9.02.       Substitute Limited Partner.  A transferee of the whole or any portion of the REIT’s Interest in the Fund pursuant to Section 9.01 hereof shall have the right to become a Substitute Limited Partner in place of its transferor only if all of the following conditions are satisfied:

(a)           the fully executed and acknowledged written instrument of Transfer, in a form reasonably satisfactory to the General Partner, has been filed with the Fund;

(b)           the transferee executes, adopts and acknowledges this Agreement and a Subscription Agreement without condition or modification;

(c)           any reasonable costs of Transfer incurred by the Fund are paid to the Fund; and

(d)           the General Partner shall have Consented in writing to the substitution, which Consent the General Partner may grant or withhold in its discretion.

9.03.       Involuntary Withdrawal by the REIT.

(a)           Upon the Bankruptcy or dissolution or other cessation of existence of the REIT, the authorized representative of such entity shall have all the rights of a Limited Partner for the purpose of effecting the orderly winding up and disposition of the business of such entity and such power as such entity possessed to designate a successor as a transferee of its Interest and to join with such transferee in making application to substitute such transferee as a Substitute Limited Partner.

(b)           The Bankruptcy, dissolution or other cessation to exist of the REIT shall not dissolve or terminate the Fund.

9.04.       Partial Redemption of the REIT’s Interest.  If the REIT is required, pursuant to Section 14.02(b) of the REIT LLC Agreement, to redeem all or a portion of the Class A Membership Units of any Class A Member, then, immediately prior to the effective date of such redemption, the Fund shall redeem the portion of the REIT’s Interest attributable to the Class A Membership Units to be redeemed for a price equal to the price required to be paid by the REIT for such Class A Membership Units, which redemption shall be effected in the manner in which the redemption of such Class A Membership Units will be effected by the REIT.

ARTICLE X

DISSOLUTION AND LIQUIDATION; CONTINUATION

10.01.     Dissolution.  The Fund shall be dissolved upon the first to occur of any one of the following:

(a)           an election to dissolve the Fund is made by the General Partner with the Consent of the REIT (provided that no such Consent shall be effective unless a majority of the Class A Percentage Interests of the Class A Members have Consented thereto);

(b)           an election to dissolve the Fund is made by the General Partner after the reduction to cash of all or substantially all of the Fund Investments of the Fund;

(c)           subject to the provisions of Article VII, the Bankruptcy, dissolution, removal or other withdrawal of the General Partner or the sale, transfer or assignment by the General Partner of its Interest in the Fund; or

(d)           any other event causing dissolution of the Fund under the Act.

10.02.     Liquidation.

(a)           Upon dissolution of the Fund, the Liquidator shall wind up the affairs of the Fund as expeditiously as business circumstances allow and proceed within a reasonable period of time to sell or otherwise liquidate the assets of the Fund and, after paying or making due provision by the setting up of reserves for all Indebtedness and other liabilities of the Fund, distribute the assets among the Partners in accordance with the provisions for the making of distributions set forth in this Article X.  Notwithstanding the foregoing, in the event that the Liquidator shall, in its absolute discretion, determine that a sale or other disposition of part or all of the Fund Investments would cause undue loss to the Partners or otherwise be impractical, the Liquidator may either defer liquidation of any such Fund Investments and withhold distributions relating thereto for a reasonable time, or distribute part or all of such Fund Investments to the Partners in kind (utilizing the principles of Section 5.03 and the valuation procedures described herein).  If the General Partner is not the Liquidator, the Fund shall not be obligated to make any further payment of the Investment Management Fee effective as of the appointment of such Liquidator.

(b)           No Partner shall be liable for the return of the Capital Contributions of other Partners, provided that this provision shall not relieve any Partner of any other duty or liability it may have under this Agreement.

(c)           Upon liquidation of the Fund, all of the assets of the Fund, or the proceeds therefrom, shall be distributed or used as follows and in the following order of priority:

(i)            for the payment of the debts and liabilities of the Fund and the expenses of liquidation;

(ii)           to the setting up of any reserves which the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Fund;

(iii)          to the Partners in proportion to the positive balances in their Capital Accounts (determined after giving effect to adjustments and anticipated adjustments to Capital Accounts through completion of liquidation of the Fund; provided that, for the purposes of determining the amounts to be allocated in accordance with Section 5.01 hereof for the year in which the liquidation occurs, amounts to be distributed pursuant to this Section 10.02(c)(iii) after such allocations are properly made shall be treated as if such amounts had been distributed pursuant to Section 5.02(e) hereof without regard to this Section; provided, further, that in such circumstances, to the extent consistent with the requirements of Sections 704(b) and 514(c)(9) of the Code, the provisions of Section 5.01 hereof shall be interpreted in each year during which the Fund operates in a manner that will result in Capital Accounts being at levels so that distributions among the Partners in accordance with this Section 10.02(c)(iii) will equal as closely as possible the distributions that would have been made pursuant to Section 5.02(e) hereof if Section 5.02(e) controlled all liquidating distributions).

(d)           When the Liquidator has complied with the foregoing liquidation plan, the Partners shall execute, acknowledge and cause to be filed an instrument evidencing the cancellation of the Certificate of Limited Partnership of the Fund, at which time the Fund shall be terminated.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES OF THE GENERAL PARTNER

The General Partner represents, warrants and covenants to the REIT that as of the date hereof (or such other date as is set forth below):

(a)           The Fund is a duly formed and validly existing corporation under the laws of the State of California with full power and authority to conduct its business as contemplated in this Agreement.

(b)           The General Partner is a duly formed and validly existing corporation under the laws of the State of California, with full power and authority to perform its obligations hereunder.

(c)           The REIT is a duly formed and validly existing limited liability company under the laws of the State of Delaware, with full power and authority to perform its obligations hereunder.

(d)           All action required to be taken by the General Partner, the Fund and the REIT, as a condition to the issuance and sale of the Class A Membership Units being purchased by the Class A Members has been taken and all necessary consents relating thereto have been obtained; the Interest of the REIT represents a duly and validly issued limited partnership interest in the Fund; the REIT is entitled to all the benefits of a Limited Partner under this Agreement and the Act; the Class A Interest (as defined in the REIT LLC Agreement) of each Class A Member represents a duly and validly issued limited liability company interest in the REIT; and each Class A Member is entitled to all the benefits of a Class A Member under the REIT LLC Agreement and the Delaware Limited Liability Company Act.

(e)           This Agreement has been duly authorized, executed and delivered by the General Partner and, upon due authorization, execution and delivery by the REIT, will constitute the valid and legally binding agreement of the General Partner enforceable in accordance with its terms against the General Partner.

(f)            As of the date thereof and as of the date hereof, the Private Placement Memorandum for the REIT (together with any and all amendments thereto and restatements thereof), does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that the descriptions therein of this Agreement and the REIT LLC Agreement and the provisions hereof and thereof are superseded in their entirety by this Agreement and the REIT LLC Agreement.

(g)           Assuming the accuracy of the representations made by each Class A Member pursuant to Section 11.01 of the REIT LLC Agreement and the Subscription Agreements (as defined in the REIT LLC Agreement) of the Class A Members, the offer and sale of the Class A Membership Units do not require registration of such membership units under the Securities Act.

ARTICLE XII

ACCOUNTING AND REPORTS

12.01.     Books and Records.  The General Partner shall maintain at the office of the Fund (a) full and accurate books of the Fund (which at all times shall remain the property of the Fund), in the name of the Fund and separate and apart from the books of the General Partner and its Affiliates, showing all receipts and expenditures, assets and liabilities, profits and losses, and (b) all other books, records and information required by the Act or necessary for recording the Fund’s business and affairs.  The Fund’s books and records shall be maintained in accordance with generally accepted accounting principles.  The books of account and records of the Fund shall be audited as of the end of each Fiscal Year by Deloitte & Touche LLP or another nationally recognized independent certified public accounting firm selected by the General Partner, in its discretion.

Each Class A Member shall, upon not less than (10) Business Days’ prior written notice to the General Partner, be afforded full and complete access to all records and books of account of the Fund during reasonable business hours and, at such hours, shall have the right of inspection and copying of such records and books of account, at its expense.  Each Class A Member shall have the right to audit such records and books of account by an accountant of its choice at its expense.  The General Partner shall reasonably cooperate with any Class A Member or its agents in connection with any review or audit of the Fund or its records and books.  The General Partner shall retain all records and books relating to the Fund for a period of at least five (5) years after the termination of the Fund and shall thereafter destroy such records and books as the General Partner shall determine, in its discretion.

12.02.     Tax Matters Partner.  (a)  The General Partner shall be designated the tax matters partner of the Fund (“TMP”) within the meaning of Section 6231(a)(7) of the Code.  The REIT agrees that, to the extent permitted by law, (i) any action taken by the TMP in connection with any administrative or judicial proceeding in relation to taxes with respect to the income of the Fund will be binding upon the REIT, (ii) the REIT will not act independently in connection with any administrative or judicial proceeding in relation to taxes with respect to the income of the Fund and (iii) the REIT will not treat any Fund item of income, gain, loss, deduction or credit on any tax return in a manner that is inconsistent with the treatment of such Fund item on a tax return filed by the Fund.

(b)           The Fund shall indemnify and reimburse the TMP and the Investment Manager for (i) all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners or in connection with any audit of the Fund’s income tax returns, except to the extent such expenses, claims, liabilities, losses and damages are attributable to the gross negligence or willful misconduct of the TMP, or the breach by the TMP of its obligations set forth in this Agreement to the extent such breach results in a material loss to the Fund and (ii) any taxes imposed on the Fund, the General Partner or the Investment Manager in respect of the Fund’s operations or activities (other than income taxes payable in respect of Profits properly allocated to the General Partner or Investment Management Fees payable to the Investment Manager).  The payment of all such expenses to which the indemnification applies shall be made before any distributions pursuant to Section 5.02.  Neither the General Partner, nor any of its Affiliates, nor any other Person shall have any obligation to provide funds for such purpose.  The taking of any action and the incurring of any expense by the TMP in connection with any such proceeding, except to the extent required by law, is a matter in the reasonable discretion of the TMP and the provisions on limitations of liability of the General Partner and indemnification set forth in Section 6.05 of this Agreement shall be fully applicable to the TMP in its capacity as such.

12.03.     Reports to Partners.  (a)  The General Partner shall cause to be prepared and furnished to the REIT and, other than the information described in clause (i) below, to each Class A Member, at the Fund’s expense but subject to Section 6.06(b) hereof, with respect to each Fiscal Year of the Fund:

(i)            the information necessary for the preparation by the REIT of its U.S. federal and state and other income tax returns;

(ii)           an audited balance sheet, income statement, statements of cash flows and Partners’ Capital Accounts prepared in accordance with generally accepted accounting principles and a copy of the auditor’s letter to management; and

(iii)          such other information as the General Partner deems reasonably necessary for the Class A Members to be advised of the current status of the Fund and its business.

The General Partner shall use reasonable efforts to cause the foregoing to be furnished to the REIT and the Class A Members within one hundred twenty (120) days after the close of each Fiscal Year of the Fund.

(b)           The General Partner shall cause to be prepared and furnished to the REIT and each Class A Member, at the Fund’s expense but subject to Section 6.06(b) hereof, with respect to each fiscal quarter (other than, with respect to the unaudited financial statements, the Fund’s last fiscal quarter) of each Fiscal Year an unaudited report prepared in accordance with generally accepted accounting principles, which includes for the quarter and year to date a balance sheet, an income statement, a statement of cash flows and:

(i)            time-weighted returns for the Fund calculated in a manner consistent with industry standards;

(ii)           summaries of the material terms of, and other participants (if any) in, the Fund Investments acquired by the Fund during such fiscal quarter and the identification of any entities formed by the Fund in connection with such acquisitions;

(iii)          a list of Fund Investments disposed of during such fiscal quarter and a summary of the material terms of the disposition transactions relating thereto;

(iv)          a statement of Investment Management Fees paid during such fiscal quarter; and

(v)           a tracking report stating the Fund’s compliance with the debt limit set forth in Section 3.03(e) hereof including an explanation of how the General Partner reached such determination and the General Partner’s estimate as to the

Fund’s projected debt levels and projected compliance or non-compliance with the debt limit set forth in Section 3.03(e) hereof as of the close of the fiscal quarter in which the quarterly report is issued.

The General Partner shall use reasonable efforts to cause the foregoing to be furnished to the REIT and Class A Members within forty-five (45) days after the close of each of the first three fiscal quarters, and within ninety (90) days after the close of the final fiscal quarter.

(c)           The General Partner shall promptly notify the Class A Members of (i) any lawsuit or legal proceeding filed against the General Partner or any of its Affiliates or against any Principal that is Affiliated with the General Partner at such time, (ii) any Securities and Exchange Commission or other governmental body’s investigation of the General Partner or its Affiliates or of any Principal that is Affiliated with the General Partner at such time, (iii) any bankruptcy filing by or against the General Partner or its Affiliates or by any Principal that is Affiliated with the General Partner at such time and (iv) any filings by the General Partner with the Securities and Exchange Commission or similar governmental bodies (and shall supply to the Class A Members copies of such filings), in each such case described in clauses (i) through (iv), only to the extent the General Partner reasonably determines the same may have or may disclose an actual or likely material adverse effect on the General Partner’s ability to perform its obligations hereunder.

12.04.     Safekeeping of Funds.  The General Partner shall have fiduciary responsibility for the safekeeping of all funds of the Fund and the General Partner shall not employ such funds in any manner except for the benefit of the Fund.  All funds of the Fund not otherwise invested shall be deposited in one or more accounts maintained in such banking institution as the General Partner shall determine in the name of the Fund and not in the name of the General Partner.  All withdrawals from the Fund’s accounts shall be made upon checks or instructions signed by the General Partner (or by electronic transfer authorized electronically by an authorized person of the General Partner).  The Fund’s funds shall not be commingled with the funds of any other Person nor shall such funds be employed by the General Partner as compensating balances other than in respect of the Fund’s borrowings.

ARTICLE XIII

AMENDMENTS AND MEETINGS

13.01.     Amendment Procedure.  The amendment procedure is as follows:

(a)           Amendments to this Agreement may be proposed by the General Partner or, with the Consent of thirty-three and one-third percent (33-1/3%) of the Class A Percentage Interests of the Class A Members (excluding for this purpose the Class A Percentage Interest of any Affiliate of the General Partner), by the REIT.

(b)           A proposed amendment will be adopted and effective only if it receives the Consent of the General Partner and the Consent of the REIT (provided that no such Consent shall be effective unless a majority of the Class A Percentage Interests of the Class A Members

(excluding for this purpose the Class A Percentage Interest of any Affiliate of the General Partner) have Consented thereto), except that (i) amendments may be adopted solely upon the Consent of the General Partner to (A) effect changes of a ministerial nature which do not increase the authority of the General Partner or adversely affect the rights of the REIT and (B) delete or add any provision of this Agreement required to be so deleted or added by a state securities commission or similar agency, which addition or deletion is deemed by such commission or agency to be for the benefit or protection of the Limited Partner, (ii) any provision requiring a specified Consent may only be amended with the same Consent, (iii) in the event that the General Partner is required pursuant to Section 15.01 hereof to operate the Fund so that it will be treated as a REOC, any amendment of this Agreement that would have material adverse consequences arising under ERISA for ERISA Members (as defined in the REIT LLC Agreement) shall also require the Consent of at least seventy-five percent (75%) of the Class A Percentage Interests of the ERISA Members, and (iv) no amendment shall increase the liability or Capital Commitment of a Partner, or change (A) the capital contributions required by a Partner, (B) except to the extent permitted pursuant to Section 13.01(c) hereof, the rights and interests of a Partner in the Profits, Losses or Distributable Proceeds of the Fund, (C) the voting rights of a Partner or (D) the rights of a Partner with respect to the continuation or liquidation of the Fund, in each case, without the Consent of such affected Partner (and if such Partner is the REIT, without the consent of each affected Class A Member).

(c)           In addition to any amendments otherwise authorized herein, and notwithstanding anything to the contrary in Section 13.01, the General Partner, without the consent of the REIT, shall amend the provisions of this Agreement relating to the allocations of Profits or Losses or items thereof (including non-taxable receipts or non-deductible expenditures) or credits among the Partners in a manner having the least possible effect on such provisions if the Fund is advised at any time by the Fund’s independent certified public accountants or legal counsel that in their opinion such amendments are necessary to give such provisions a basis on which such allocations would be respected for U.S. federal income tax purposes or if necessary so as to cause the Capital Accounts of the Partners at the time of liquidation of the Fund to be in proportion to the amounts which would be distributed if liquidating proceeds available to be distributed to Partners were distributed in accordance with Section 5.02(e) hereof rather than Section 10.02(c) hereof; provided, however, that no such amendments shall affect the capital contribution or distribution provisions of this Agreement or cause the cash distributions to any Partner to fail to satisfy the intent of Section 10.02(c)(iii) hereof.  Any such amendment made by the General Partner in reliance upon the advice of the accountants or legal counsel described above shall be deemed to be made in compliance with the obligations of the General Partner to the Fund and the REIT, and no such amendment shall give rise to any claim or cause of action by the REIT.

13.02.     Exceptions.  (a)  Notwithstanding the provisions of Section 13.01, the Consent of all the REIT (with the Consent of all of the Class A Members) will be required to adopt an amendment if such amendment would:

(i)            expand the purposes of the Fund as set forth in Section 3.01(a) or amend Sections 3.03(a), 13.01 or 13.02 hereof;

(ii)           directly or indirectly affect or jeopardize the status of the Fund as a partnership for U.S. federal income tax purposes; or

(iii)          amend Section 6.05 hereof.

(b)           Notwithstanding anything to the contrary in this Agreement, in connection with a Public Transaction, the General Partner may amend any provision of this Agreement in a manner that is reasonably necessary or advisable, as determined by the underwriters or financial advisors with respect to the Public Transaction, to (x) effect the Public Transaction and the continuation of the Fund, as a public company or a subsidiary thereof and (y) achieve the highest value for the Class A Membership Units and/or the Interests in the Fund, without the Consent of the REIT or any Class A Member; provided that the material terms of each such amendment have been disclosed in writing to the Advisory Committee in accordance with Section 14.04(e) hereof.

(c)           Notwithstanding anything herein to the contrary, any amendments that are effected automatically pursuant to Section 7.03 or Section 7.04(b) hereof shall not require the Consent of any Partner.

13.03.     Meetings and Voting.

(a)           Meetings of the Class A Members may be called by the General Partner for any purpose permitted by this Agreement.  The General Partner shall give all Class A Members notice of the purpose of each proposed meeting and any votes to be conducted at such meeting not less than thirty (30) days before the meeting.  Meetings shall be held at a time and place reasonably selected by the General Partner.  Class Members may participate in meetings by conference call provided that all parties can hear and speak with each other.

(b)           The General Partner shall, where feasible, solicit required Consents of the Class A Members under this Agreement by written ballot or, if a written ballot is not feasible, at a meeting held pursuant to Section 13.03(a).  If Consents are solicited by written ballot, the Class A Members shall return said ballots to the General Partner within thirty (30) days after receipt.  With respect to any such Consent, the General Partner may, without holding a meeting as described in Section 13.03(a), obtain the Consent of the Class A Members holding the percentage interests required for such Consent, and, upon obtaining such Consent and delivering notice thereof to the Class A Members, the REIT and the Class A Members shall be bound thereby.

ARTICLE XIV

ADVISORY COMMITTEE

14.01.     Selection of the Advisory Committee.  The General Partner shall select a committee consisting of between one (1) and fifteen (15) members representing certain Class A Members (an “Advisory Committee”); provided, however, that no member of the Advisory Committee shall be an Affiliate of the General Partner.  Any member of the Advisory Committee may resign by giving the General Partner thirty (30) days’ prior written notice.  Additionally, if any Class A Member whose representative is a member of the Advisory Committee becomes a “Defaulting Member” under the REIT LLC Agreement, the General Partner may, in its discretion, remove such Person’s representative from the Advisory Committee.  Any vacancy in the Advisory Committee (other than those resulting from a change in a Class A Member’s representative on the Advisory Committee, which shall be filled by such Class A Member) shall be promptly filled by the General Partner.  The members of the Advisory Committee shall not receive any compensation in connection with their membership on the Advisory Committee; provided, however that the members of the Advisory Committee shall be entitled to reimbursement by the Fund for their reasonable out-of-pocket expenses incurred in the performance of their responsibilities in their capacities as members of the Advisory Committee.  Each Class A Member selected to the Advisory Committee shall designate an individual (and a replacement thereof) to sit on the Advisory Committee as such Class A Member’s representative who shall (and shall be conclusively presumed to) have authority to act on behalf of such Class A Member.  The Advisory Committee will be formed within one hundred twenty (120) days after the First Closing and may be increased in size after each Subsequent Closing.

14.02.     Meetings of and Action by the Advisory Committee.  A meeting of the Advisory Committee shall be held at least once in every Fiscal Year, which will be referred to as the “Annual Meeting,” and additional meetings may be called by the General Partner on not less than fifteen (15) days’ notice to all members (or such lesser time as is provided herein) which notice shall include an agenda and a summary of all matters to be considered or discussed at that meeting and shall also be called promptly upon the request of any two members of the Advisory Committee.  The General Partner shall designate the date, time and location of each meeting, and shall make reasonable accommodations for conflicts in schedules of Advisory Committee members, a majority of which shall constitute a quorum.  Members may participate by conference call provided that all parties can hear and speak with each other and may waive notice of any meeting before or after it is held.  Except as provided herein, in all instances where an approval is required by the Advisory Committee, the Advisory Committee shall act by affirmative vote of a majority of its members.  The members of the Advisory Committee shall all vote as a single class.  Notwithstanding the foregoing, (x) any and all actions and decisions of the Advisory Committee may be taken and made by written consent in lieu of a meeting (such written consent to be by the requisite number of members of the Advisory Committee whose consent is required) and (y) the Advisory Committee may choose to appoint a designated representative to act on its behalf with respect to any specified issue or decision.  Except where approval of the Advisory Committee is required by the terms of this Agreement, the recommendations of the Advisory Committee shall be advisory only and shall not obligate the General Partner to act in accordance therewith.  Neither the Advisory Committee nor any member thereof shall have the power to bind or act for or on behalf of the Fund in any manner and in no event shall a member of the Advisory Committee be considered a general partner of the Fund by agreement, estoppel or otherwise, or be deemed to participate in the control of the business of the Fund as a result of the performance of duties hereunder or otherwise.  The General Partner or its designated representative shall be entitled to be present at all meetings of the Advisory Committee although the General Partner shall not be entitled to vote on matters requiring the vote of the Advisory Committee and upon request of the Advisory Committee shall excuse itself from the meeting until recalled.

14.03.     Annual Meeting of Advisory Committee.  (a)  At the Annual Meeting of the Advisory Committee and to the extent appropriate at other Advisory Committee meetings, the General Partner and the Advisory Committee shall discuss:

(i)            the performance and operations of the Fund for the preceding Fiscal Year, including fees paid, services provided by, and transactions with Affiliates of the General Partner, with all such information provided in accordance with AIMR standards;

(ii)           all matters then requiring the Advisory Committee’s approval;

(iii)          new acquisitions and financings of Fund Investments;

(iv)          dispositions of Fund Investments;

(v)           the financial statements and any appraisals and valuations of the Fund and/or Fund Investments; and

(vi)          any material defaults by the Fund or any subsidiary thereof which have been declared by any lender to the Fund or a subsidiary thereof under the relevant loan documents.

(b)           The General Partner shall use its best efforts to provide the members of the Advisory Committee at least fifteen (15) days prior to any meeting with written reports of all matters to be discussed at such meeting.

14.04.     Functions of the Advisory Committee.  The Advisory Committee shall have the following functions in addition to those set forth elsewhere in this Agreement:

(a)           Except as provided in Section 6.04(b), the Advisory Committee shall promptly review and approve or disapprove in advance any transactions by the Fund with the General Partner or its Affiliates.

(b)           On March 31, 2006 and annually on each March 31st thereafter (the “Adjustment Date”), the Advisory Committee will have the right, by providing written notice to the General Partner no later than 30 days following the Adjustment Date, to suggest amendments to Schedule B to this Agreement in order to revise fees that, in the opinion of the Advisory Committee, represent then-current market rates for the types of services described on Schedule B, taking into account the nature of the relevant properties and the special services required.  In any instance in which the General Partner and the Advisory Committee cannot agree on the then-current market rate for any such service, taking into account the nature of the relevant properties and the special services required, such rate shall be determined by Experts in the procedural manner set forth in Section 14.05 hereof and such rate, as so determined, shall then be substituted for the rate set forth on Schedule B and shall be the fee schedule for all existing Property Related Contracts entered into with Affiliates of the General Partner effective as of the Adjustment Date, and for all future Property Related Contracts entered into with Affiliates of the General Partner; provided, however, that this position shall not alter the right of the Advisory Committee, as set forth in the first sentence of this subsection, to suggest amendments to Schedule B following the next annual Adjustment Date.

(c)           The Advisory Committee shall resolve issues involving conflicts of interest to the extent not otherwise provided for under this Agreement.

(d)           (i)            The General Partner shall submit to the Advisory Committee the name of the initial auditors of the Fund.  Within thirty (30) days following June 1 of each year (other than June 1, 2005), the Advisory Committee shall have the right to request that the General Partner provide the Advisory Committee with the names of three (3) audit firms (which may include the Fund’s existing auditors and any former auditors of the Fund).  Upon its receipt of the names of three (3) audit firms from the General Partner, the Advisory Committee shall promptly select one (1) of such firms to be the Fund’s auditors.

(ii)           With respect to each Fund Investment that is a Qualified Investment that has been included in at least one Valuation Report, within thirty (30) days following June 1 of each year, the Advisory Committee shall have the right to request that the General Partner provide the Advisory Committee with the names of three (3) Experts (which may include any Expert that has previously appraised such Fund Investment for the Fund).  Upon its receipt of the names of three (3) Experts from the General Partner, the Advisory Committee shall select one (1) of such Experts to be the Expert whose valuations will be included in the Valuation Report with respect to such Fund Investment.

(e)           In connection with the occurrence of a Public Transaction of the type described in clause (i) of the definition of this term herein, the Advisory Committee shall have the right to approve the first chief executive officer of the REIT if he is not one of the Principals.  In addition, in connection with the occurrence of any such Public Transaction, the General Partner and the director of the REIT shall consult with the Advisory Committee with respect to the terms of such transaction (it being understood that the Advisory Committee shall have no consent, approval, veto or similar rights with respect to the occurrence of any such transaction or the terms thereof), and the Advisory Committee shall have the right to engage advisors, at the expense of the Fund, to assist it with respect to any such consultation.

(f)            The Advisory Committee shall have the right to enforce the indemnification obligations of the General Partner with respect to the Fund under Section 6.05(a) hereof on behalf of the Fund and the indemnification obligations of the director of the REIT with respect to the REIT under Section 6.04(a) of the REIT LLC Agreement on behalf of the REIT.

14.05.     Valuations.  Prior to the occurrence of a Public Transaction, the valuation methods set forth in this Section 14.05 shall be used in determining the Fair Value (which shall represent the Fund’s net value of each Fund Investment) and the Adjusted Fair Value (which the gross value of each Fund Investment) of each Fund Investment and for any other purpose in this Agreement where there is a specific reference to this Section 14.05.  Both shall represent the Fair Value and the Adjusted Fair Value of any Permitted Investment shall at all times be equal to the Cost of such Permitted Investment.

(a)           The Fair Value of each Fund Investment (other than a Permitted Investment) will initially (from the acquisition date thereof to but excluding the first January 1 thereafter or, with respect to any Fund Investment acquired on or prior to December 31, 2005, the second January 1 thereafter) be such Fund Investment’s Cost (excluding any purchase money debt, debt assumed, or debt taken subject to).  For the period from the acquisition date of any Fund Investment to but excluding the first January 1 thereafter (or, with respect to any Fund Investment acquired on or prior to December 31, 2005, the second January 1, thereafter), (w) the Adjusted Fair Value of any Fund Investment that is (i) a direct or indirect equity interest in one or more real estate assets or (ii) a direct or indirect interest in a mezzanine loan made to an entity that holds directly or indirectly interests in one or more real estate assets, will be the product of the Underlying Asset Value (as hereinafter defined) of such Fund Investment multiplied by the Fund’s Percentage (as hereinafter defined) with respect to such Fund Investment, (x) the “Fund’s Percentage” with respect to any such Fund Investment shall be the Fund’s relative portion of the total capital (i.e., equity and debt that is subordinate to, or pari passu with, the Fund’s equity or the Fund’s mezzanine loan, as applicable) invested in such Fund Investment’s underlying real estate asset(s), (y) the Underlying Asset Value with respect to any Fund Investment that is (i) a direct or indirect equity interest of less than 100% in one or more real estate assets or (ii) a direct or indirect interest in a mezzanine loan made to an entity that holds direct or indirect interests in one or more real estate assets shall be the sum of (I) the Cost thereof (but excluding any debt assumed or taken subject to) grossed up by the Fund’s Percentage with respect thereto plus (II) all debt on the underlying real estate asset(s) that is senior to the Fund Investment and (z) the Underlying Asset Value with respect to any Fund Investment that is a direct or indirect equity interest in one or more real estate assets and that represents 100% of the equity interests in such real estate asset(s) shall be the Cost of such Fund Investment.

(b)           Within forty-five (45) days after each January 1 beginning January 1, 2007, the General Partner shall deliver a report (a “Valuation Report”) to the Advisory Committee containing: (i) a list of all Permitted Investments and the Cost of each such Permitted Investment; (ii) a list of all Fund Investments other than Permitted Investments; and (iii) an appraisal, as of the immediately preceding December 31, of (x) the Fair Value of each such Fund Investment (other than Permitted Investments) as determined in accordance with the definition of “Fair Value” herein, (y) the Adjusted Fair Value of each Fund Investment (other than Permitted Investments) as determined in accordance with the definition of “Adjusted Fair Value” herein, and (z) the value of the underlying real estate asset(s) determined on a fair market value basis (the “Underlying Asset Value”), if applicable, of each Fund Investment (other than Permitted Investments).  Each such appraisal shall be prepared (i) by an Expert selected by the General Partner or, if the Advisory Committee has exercised its rights with respect to any Fund

Investment in accordance with Section 14.04(d)(ii) hereof, selected by the Advisory Committee and (ii) to the extent applicable, in accordance with the Uniform Standards of Professional Appraisal Practice.

The Fair Value and Adjusted Fair Value of each Fund Investment shall be its Fair Value and Adjusted Fair Value, as applicable, as set forth in such Valuation Report for the calendar year in question except to the extent that the Advisory Committee elects to exercise its right to review such Fair Value or Adjusted Fair Value as described in paragraphs (c) and (d) below.

(c)           The Advisory Committee may elect to object to the Fair Value or Adjusted Fair Value of one or more Fund Investments set forth in any Valuation Report by giving the General Partner a notice (a “Review Notice”) no later than thirty (30) days after the Advisory Committee’s receipt of such Valuation Report.  If it does so, the Advisory Committee and the General Partner shall attempt to agree on the Fair Value or Adjusted Fair Value, as applicable, of the Fund Investments specified in the Review Notice.  Any resolution of such Fair Value or Adjusted Fair Value shall be in writing.  If the Advisory Committee objects, in a timely delivered Review Notice, to the Fair Value of any Fund Investment (other than a Permitted Investment) described in clause (z) of the definition of “Adjusted Fair Value” herein, then the Advisory Committee shall also be deemed to have objected to the Adjusted Fair Value with respect to such Fund Investment.

(d)           If the Advisory Committee and the General Partner have not agreed upon the Fair Value or Adjusted Fair Value, as applicable, of any Fund Investment specified in the Review Notice within ten (10) days after the date the Review Notice was sent by the Advisory Committee, the Advisory Committee shall, no later than ten (10) days after the end of such ten (10) day period, select and engage an Expert who shall independently determine the Fair Value or Adjusted Fair Value, as applicable (including a determination of the Underlying Asset Value), of such Fund Investment within twenty (20) days of being retained.  The Advisory Committee shall deliver a copy of such Expert’s report to the General Partner.  If the Fair Value or Adjusted Fair Value for a Fund Investment specified in the Valuation Report is the same as the Fair Value or Adjusted Fair Value for such Fund Investment contained in the Expert’s report obtained by the Advisory Committee, then the Fair Value or Adjusted Fair Value, as applicable, of such Fund Investment shall be as set forth in the Valuation Report.  If the Fair Values or Adjusted Fair Values for such a Fund Investment from these two sources are not the same but the higher of the Fair Values or Adjusted Fair Values, as the case may be, is no more than ten percent (10%) greater than the lower of such Fair Values or Adjusted Fair Values, as applicable, then the Fair Value or Adjusted Fair Value of such Fund Investment shall be the average of such amounts contained in the Valuation Report and in the Expert’s report obtained by the Advisory Committee.  However, if neither of the foregoing two sentences applies, then the parties shall attempt to agree on a new Expert, who shall be promptly retained by the Fund to determine independently the Fair Value or Adjusted Fair Value, as applicable (including a determination of the Underlying Asset Value), of the Fund Investment in question and who will deliver its determination within twenty (20) days of being retained.  The retention document shall be in a form reasonably acceptable to both the General Partner and the Advisory Committee.  The Fair Value or Adjusted Fair Value of each Fund Investment in question shall be the average of the two (2) such amounts, contained in the Valuation Report, in the Expert’s report obtained by the Advisory Committee, and in the report prepared by the new Expert, which are closest to one another.  If for any reason the parties cannot agree on a new Expert within ten (10) days after first attempting to do so, or if the parties cannot agree on the form of the retention document, either party may apply to the local office of the American Arbitration Association or any organization which is the successor thereof (the “AAA”) for appointment of the new Expert or determination of the form of the retention document.  Any decision of the AAA shall be binding upon the General Partner and the Advisory Committee.  The Fund shall pay the expenses of all of the Experts.  In the event of any dispute with respect to the Fair Value of any Fund Investment (other than a Permitted Investment) described in clause (z) of the definition of “Adjusted Fair Value” herein, the Adjusted Fair Value of such Fund Investment shall be the Fair Value of such Fund Investment as determined pursuant to this Section 14.05.

(e)           If the Fair Value of a Fund Investment (or the Adjusted Fair Value with respect to a Fund Investment) is being determined in accordance with paragraph (d) above, all applicable payments to the General Partner and/or the Investment Manager and applicable tests shall be made or applied based on the Fair Value and/or Adjusted Fair Value of such Fund Investment as determined with reference to the prior calendar year (or if such Fund Investment was acquired during such preceding year, as determined pursuant to Section 14.05(a) hereof).  Once the Fair Value and Adjusted Fair Value of a Fund Investment is finally determined in accordance with this Section 14.05, the valuations shall be applied retroactively to the preceding January 1.  Accordingly, any payments to the General Partner and/or the Investment Manager made since such January 1 shall be recalculated to reflect the Fair Value and Adjusted Fair Value as so determined, any underpayment shall be promptly paid to the General Partner and/or the Investment Manager, as applicable, and any overpayment shall be promptly returned by the General Partner and/or the Investment Manager, as applicable, to the Fund.

ARTICLE XV

CERTAIN ERISA MATTERS

15.01.     Operating Company.  The General Partner shall use commercially reasonable efforts to conduct the affairs and operations of the Fund in such a manner that the Fund will qualify as a REOC, if the REIT is required to qualify as a VCOC pursuant to Section 14.01 of the REIT LLC Agreement.

ARTICLE XVI

MISCELLANEOUS

16.01.     Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the conflicts of law principles thereof.

16.02.     Binding Agreement; Severability.  This Agreement and all terms, provisions and conditions hereof shall be binding upon the parties hereto, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, to their respective heirs, executors, personal representatives, successors and lawful assigns.  Each provision of this Agreement shall be considered separate and, if for any reason, any provision or provisions not essential to the effectuation of the basic purposes of this Agreement is or are determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not impair the operation of or affect those provisions of this Agreement which are otherwise valid.  To the extent legally permissible, the parties shall substitute for the invalid, illegal or unenforceable provision a provision with a substantially similar economic effect and intent.

16.03.     Entire Agreement.  This Agreement, the REIT LLC Agreement, the Subscription Agreements (as defined in the REIT LLC Agreement) and any other written agreements between the General Partner, the REIT or the Fund and a Class A Member (it being acknowledged and agreed that the General Partner, the REIT and the Fund may enter into other written agreements with Class A Members, executed contemporaneously with the admission of such Class A Members to the REIT, affecting the terms hereof in order to meet certain requirements of such Class A Members), contain the entire understanding among the parties hereto and supersede all prior written or oral agreements among them respecting the within subject matter, unless otherwise provided herein.

16.04.     Record of Limited Partners.  The General Partner shall maintain at the office of the Fund a record showing the names and addresses of all the Limited Partners.  All Partners and their duly authorized representatives shall have the right to inspect such record.

16.05.     No Bill for Partnership Accounting.  Subject to mandatory provisions of law applicable to a Limited Partner and to circumstances involving a breach of this Agreement, each of the Partners covenants that it will not (except with the Consent of the General Partner) file a bill for partnership accounting.

16.06.     Counterparts.  This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

16.07.     No Third Party Rights.  This Agreement is intended to be solely for the benefit of the parties hereto and, except as expressly provided to the contrary in this Agreement (including the rights of Indemnified Parties hereunder), is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto.  The provisions of this Agreement are not intended for the benefit of any creditor or other Person (other than a Partner in such Partner’s capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Fund or any of the Partners.

16.08.     Services to the Fund.  The parties hereto hereby acknowledge and recognize that the Fund has retained, and may in the future retain, the services of various persons, entities and professionals, including legal counsel, accountants, architects and engineers, for the purposes of representing and providing services to the Fund in connection with the investigation, consummation and operation of the Fund Investments or otherwise.  The parties hereby acknowledge that such persons, entities and professionals may have in the past represented and performed and currently and in the future may represent or perform services for the General Partner or its Affiliates.  Accordingly, each party hereto consents to the representation or provision of services by such persons, entities and professionals to the Fund and waives any right to claim a conflict of interest solely on the grounds of such relationship. Nothing contained herein shall relieve the General Partner of any duty or liability it would otherwise have to the Fund, including the duty to monitor and direct such persons, entities and professionals for the best interests of the Fund.

16.09.     Notices.  Any notice, request for consent or report required to be provided hereunder to a Partner shall be addressed to such Partner at the address set forth on Schedule A or such other address as such Partner shall have specified in writing to the Fund, and any notice required to be provided hereunder to the Fund shall be addressed to the Fund at its mailing address set forth in Section 2.03 or such other mailing address as determined by the General Partner upon notice to the REIT.  In addition, any notice, request for consent or report required to be provided hereunder to the REIT shall also be provided to each Class A Member at the address set forth on Schedule A of the REIT LLC Agreement or such other address as such Class A Member shall have specified in writing to the REIT.  Any such notice, request for consent or report shall be in writing and shall be sent (i) by certified mail, return receipt requested, (ii) by a recognized overnight courier service providing confirmation of delivery, or (iii) by facsimile transmission (with confirmation of receipt).  All notices, requests for consents and reports shall be deemed to have been received on the date of delivery as established by the return receipt, courier service confirmation (or the date on which the return receipt, or courier service confirms that acceptance of delivery was refused by the addressee), or facsimile confirmation received by the sender.  Notwithstanding the foregoing, any report may be sent by electronic mail to the applicable address set forth on Schedule A or Schedule A of the REIT LLC Agreement or such other address as shall have been specified in writing to the Fund or the REIT, as applicable, and any report that is sent by electronic mail shall be deemed to have been received on the date that it is sent.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

General Partner:

CIM Urban Partners GP, Inc.

By:	/s/ Avraham Shemesh
Name: Avraham Shemesh
Title: President

Limited Partner:

CIM Urban REIT, LLC
By:	CIM Urban Partners GP, Inc., its manager

	By:	/s/ Nicholas V. Morosoff
Name: Nichloas V. Morsoff
Title: Secretary